As filed with the Securities and Exchange Commission on September 18, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OILSANDS QUEST INC.
(Exact name of registrant as specified in its charter)

Colorado	1311	98-0461154
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

800, 326 – 11th Avenue SW
Calgary, Alberta, Canada T2R 0C5
 (403) 263-1623
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Garth Wong
Chief Financial Officer
Oilsands Quest Inc.
800, 326 – 11th Avenue SW
Calgary, Alberta, Canada T2R 0C5
 (403) 263-1623
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Andrew J. Foley, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
 (212) 373-3000

Approximate date of commencement of proposed sale to public:  From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS		PROPOSED MAXIMUM	PROPOSED MAXIMUM
OF SECURITIES TO	AMOUNT TO BE	OFFERING PRICE	AGGREGATE OFFERING	AMOUNT OF
BE REGISTERED	REGISTERED	PER UNIT	PRICE	REGISTRATION FEE
Common Stock (including share purchase rights)	—	—	—	—
Warrants	—	—	—	—
Units	—	—	—	—
Subscription Receipts	—	—	—	—
Total Common Stock, Warrants, Units and Subscription Receipts	(1)	(1)	$500,000,000	$27,900.00(2)
Common Stock Issuable Upon Exercise of 2007 Warrants (3)	6,325,000	$0.975(4)	$6,166,875	$344.11(5)
Common Stock Issuable Upon Exercise of 2009 Warrants (3)	17,537,500	$0.975(4)	$17,099,063	$954.13(6)
Common Stock Issuable Upon Exchange of Exchangeable Shares(3)	75,736,173	$0.975(7)	$73,842,769	$4,120.43(8)
Total			$597,108,707	$33,318.67(2)(5)(6)(8)

(1)
Such indeterminate amount of securities as may from time to time be issued at indeterminate prices with an aggregate initial offering price not to exceed $500,000,000. Separate consideration may or may not be received for securities that are issuable upon exercise of warrants or that are issued in units with other securities registered hereunder. This registration statement also covers delayed delivery contracts that may be issued by Oilsands Quest Inc. under which the party purchasing such contracts may be required to purchase common stock. Such contracts may be issued together with the specific securities to which they relate. In addition, securities registered hereunder may be sold either separately or as units comprised of more than one type of security registered hereunder.  Each subscription receipt issued under this Registration Statement will be issued under a subscription receipt agreement and will represent a right to exchange such subscription receipt into shares of common stock.

(2)
Calculated pursuant to Rule 457(o) under the Securities Act of 1933.  The registrant previously paid a registration fee of $27,900.00 with respect to securities that were previously registered pursuant to the Post-Effective Amendment No. 2 to Registration Statement on Form S-3 (File No. 333-147200) filed on July 30, 2009.  No securities were sold under such Registration Statement. Accordingly, pursuant to Rule 457(p) under the Securities Act of 1933, $27,900.00 is being offset against the total registration fee due for this Registration Statement.

(3)
Pursuant to Rule 416 under the Securities Act of 1933, we are also registering an indeterminate number of additional shares of common stock that are issuable by reason of the anti-dilution provisions of the warrants and the exchangeable shares.

(4)	Calculated pursuant to Rule 457(f) under the Securities Act of 1933, based on the average of the high and low trading prices on September 14, 2009, as reported by the NYSE AMEX.
(5)
The registrant previously paid a registration fee of $1,311.00 with respect to 6,325,000 shares of common stock issuable upon exercise of warrants issued in December 2007 that were previously registered pursuant to the Post-Effective amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-147200) filed on November 21, 2007. 6,325,000 of the shares of common stock issuable upon exercise of warrants registered under such Registration Statement are unissued, and such securities are hereby deregistered.  Accordingly,  pursuant to Rule 457(p) under the Securities Act of 1933, $344.11 is being offset against the total registration fee due for this Registration Statement.

(6)
The registrant previously paid a registration fee of $1,077.00 with respect to 17,537,500 shares of common stock issuable upon exercise of warrants issued in May 2009 that were previously registered pursuant to the Prospectus Supplement to the Registration Statement on Form S-3 (File No. 333-147200) filed on May 1,2 009.  All of the shares of common stock issuable upon exercise of warrants registered under such Registration Statement are unissued, and such securities are hereby deregistered.  Accordingly,  pursuant to Rule 457(p) under the Securities Act of 1933, $954.13 is being offset against the total registration fee due for this Registration Statement.

(7)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low trading prices on September 14, 2009, as reported by the NYSE AMEX.
(8)
The registrant previously paid a registration fee of $37,410 with respect to 76,504,304 shares of common stock issuable upon exchange of exchangeable shares of Oilsands Quest Sask Inc., the Company’s wholly owned subsidiary,  that were previously registered pursuant to the Registration Statement on Form S-3 (File No. 333-139464) filed on December 19, 2006.  75,736,173 of the shares of common stock issuable upon exchange of the exchangeable shares registered under such Registration Statement are unissued or available for resale, and such securities are hereby deregistered.  Accordingly,  pursuant to Rule 457(p) under the Securities Act of 1933, $4,120.43 is being offset against the total registration fee due for this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 18, 2009

Base Shelf Prospectus

COMMON STOCK
WARRANTS
UNITS
SUBSCRIPTION RECEIPTS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.  We may offer and sell shares of our common stock, warrants, units and/or subscription receipts from time to time in amounts, at prices and on terms that will be determined at the time of any such offering.  This prospectus also relates to the resale from time to time by certain selling shareholders who may purchase our common stock, warrants, units and/or subscription receipts from us in privately negotiated transactions.  The aggregate initial offering price of the securities sold by us or the selling shareholders referred to above will not exceed $500,000,000.  We will describe the specific terms and manner of offering of our shares of common stock, warrants, units and/or subscription receipts (including the names of any selling shareholders) by providing a prospectus supplement each time we offer and issue or the selling shareholders offer and sell our securities. The applicable prospectus supplement will provide information about the terms of the common stock and warrants, which may be offered as a unit, and the subscription receipts, and may add, update or change other information contained in this prospectus.

This prospectus also relates to: (i) up to 6,325,000 shares of common stock issuable from time to time upon the exercise of warrants of the Company previously issued in December 2007 (the “2007 Warrants”) and (ii) up to 17,537,500 shares of common stock issuable from time to time upon the exercise of warrants of the Company previously issued in May 2009 (the “2009 Warrants”).  The 2007 Warrants entitle the purchaser to purchase one share of common stock for a price of US$6.75 at any time on or prior to December 5, 2009 and the 2009 Warrants entitle the purchaser to purchase one share of common stock for a price of US$1.10 at any time on or prior to May 12, 2011.

In addition, this prospectus relates to the resale by the selling shareholders described herein of up to 75,736,173 shares of our common stock issued or to be issued upon the exchange of exchangeable shares (the "Exchangeable Shares") in Oilsands Quest Sask Inc. ("OQI Sask"), the Company's wholly owned subsidiary. The Exchangeable Shares were issued by OQI Sask as part of the reorganization on August 14, 2006, and are exchangeable at any time on a one-for-one basis, at the option of the holder, for shares of the Company’s common stock.

The actual number of shares of common stock offered by us or the selling shareholders in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of the 2007 Warrants, the 2009 Warrants or the Exchangeable Shares by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933 (the “Securities Act”).

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The securities offered by us in this prospectus may be offered directly, through agents designated from time to time by us, or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities offered by us in this prospectus, their names and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement.

The selling shareholders may sell securities from time to time in the principal market on which the securities are traded at the prevailing market price or in negotiated transactions.  The names and other relevant information  about the selling shareholders will be set forth in the applicable prospectus supplement.  The selling shareholders may be deemed underwriters of the securities which they are offering.  We will pay the expenses of registering these securities.

Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and is listed on the NYSE AMEX under the symbol “BQI”. The last reported sales price per share of our common stock as reported by the NYSE AMEX on September 18, 2009 was $1.19.  The 2007 Warrants and the 2009 Warrants are also listed on the NYSE AMEX.  Unless otherwise specified in the applicable prospectus supplement, the warrants, the units and the subscription receipts will not be listed on any national securities exchange.  There is no market through which these securities may be sold and investors may not be able to resell such securities purchased under this prospectus and the applicable prospectus supplement, which may affect the pricing of such securities in the secondary market, the transparency and the availability of trading prices and liquidity.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents incorporated by reference, before you invest. Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________, 2009.

ii

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ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the SEC.  This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We and certain selling shareholders who may purchase securities from us in privately negotiated transactions may sell any amount of our securities described in this prospectus from time to time and in one or more offerings with a maximum aggregate offering price of $500,000,000.  This prospectus also relates to: (i) up to an aggregate 23,862,500 shares of common stock issuable from time to time upon the exercise of the 2007 Warrants and the 2009 Warrants, and (ii) the resale by the selling shareholders described herein of up to 75,736,173 shares of our common stock issued or to be issued upon the exchange of the Exchangeable Shares.  Each time we offer and issue or the selling shareholders offer and sell our securities, we will provide a prospectus supplement to this prospectus that contains specific information about the terms of the offering. Each prospectus supplement may also add, update or change information contained in this prospectus. Before investing in any securities, you should carefully read this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared by or on behalf of us, together with the documents we have incorporated by reference in this prospectus described under the heading “Documents Incorporated by Reference.”  You should also review the additional information described under the heading “Where You Can Find More Information.”

You should only rely on the information contained in or incorporated by reference into this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement, and any free writing prospectus, or the documents incorporated by reference herein or therein, prepared by or on behalf of us is accurate only as of the date such information is presented. Our business, financial condition, plan of operations and prospects may have subsequently changed.

When we use the terms “Oilsands Quest,” the “Company,” “we,” “us,” “our,” or “OQI,” we are referring to Oilsands Quest Inc. and its subsidiaries, unless the context otherwise requires.

ii

 PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in the securities. You should read this entire prospectus carefully, including the financial data and related notes, risk factors and other information incorporated by reference in this prospectus.

Oilsands Quest Inc.

Background

We are a Colorado corporation formed on April 3, 1998 as Uranium Power Corporation. On November 2, 2004 we changed our name to CanWest Petroleum Corporation. On October 31, 2006 we changed our name to Oilsands Quest Inc.

The Company operates through its subsidiary corporations and conducts limited joint venture activities directly. Our primary operating subsidiary is Oilsands Quest Sask Inc. (“OQI Sask”), an Alberta corporation. OQI Sask was established as an operating subsidiary of the Company primarily to explore for and develop oil sands deposits in the provinces of Saskatchewan and Alberta. We currently own 100% of the issued and outstanding voting common shares of OQI Sask following the acquisition of the noncontrolling (minority) interest of OQI Sask on August 14, 2006. Following this acquisition, our Board of Directors was reorganized and the executive team of OQI Sask was appointed as the Company’s executive team.

In addition to OQI Sask, we also have the following wholly-owned subsidiaries:

—
Township Petroleum Corporation (“Township”), an Alberta corporation. Township owns an oil sands lease in the Province of Alberta acquired in 2005, referred to as the Eagles Nest, and is currently developing plans for exploring the oil sands potential on the lease.

—
Western Petrochemicals Corp. (“WPC”), an Alberta corporation. WPC formerly owned certain rights relating to exploration for oil shale, referred to as the Pasquia Hills Oil Shale, and is currently inactive.

—	Stripper Energy Services Inc. (“Stripper”), acquired in 2007 and currently a wholly owned subsidiary of OQI Sask.

—	1291329 Alberta Ltd., incorporated in 2007 to own assets related to camp facilities and equipment.

—
Oilsands Quest Technology Inc., incorporated in 2007 to assess technologies related to bitumen and shale oil extraction and to ensure any proprietary information created from the development of our prospects can be commercially exploited. Since incorporation, this subsidiary has been focused on assessing technologies related to the extraction of bitumen and planning research for the development technologies applicable for the extraction of resources from its lands.

Strategy

Our strategy is to focus on business opportunities in the oil and gas sector and in particular the oil sands and oil shale sectors in Western Canada with the objective of maximizing value on a per share basis. We will execute our strategy by:

—
Selectively identifying and acquiring key targets in the oil sands and oil shale sectors. We have amassed one of the largest contiguous land positions in the oil sands industry in Canada along with a significant oil shale land position in Saskatchewan. We have an undivided, 100% interest in each of the permits, licenses and leases held.

—
Exploring and delineating resources on our lands. Our operating teams have conducted extensive exploration programs, consisting of drilling 424 exploration and delineation wells, conducting 2,080 kilometres of 2-D and 3-D seismic surveys, and other exploration activities resulting in the Axe Lake and Raven Ridge Discoveries and the identification of multiple other oil sands prospects. We manage and operate all of our activities.

—
Exploiting the oil sands resources identified. We are focused on the commercialization of our  reservoirs and are in the process of conducting a comprehensive reservoir test program at Axe Lake to determine the optimal recovery processes that will be utilized to produce bitumen from our reservoirs. Our development strategy includes evaluating alternative recovery processes and joint venture partners on specific projects to optimize economic recovery and to accelerate the development of such projects in a timely and responsible manner.

—
Separate the mineral assets of the company. Our intent is to reorganize the Pasquia Hills oil shales held by Oilsands Quest, so that these interests will form a distinct and separate business.  The Company is considering establishing a subsidiary and separating the assets for the purpose of creating a separate business.

Our business plan is to focus on the exploration, delineation and exploitation of bitumen resources on our oil sands exploration permits, licenses and lease located in the provinces of Saskatchewan and Alberta. In the present market we also view our oil shale prospects as having significant long-term potential value.

Operating Results

We have generated no revenue. We have used significant funds in operations, and expect this trend to continue for the foreseeable future. There is no assurance that we can generate net income, increase revenues or successfully explore and exploit our properties.

Our Corporate Information

Our principal offices are located at 800, 326 – 11th Avenue SW, Calgary, Alberta, Canada T2R 0C5, and our telephone number is (403) 263-1623. Our website is www.oilsandsquest.com. Our website is not a part of this prospectus.

The Offering

Securities Offering
We and certain selling shareholders who may purchase securities from us in privately negotiated transactions may sell any amount of our securities described in this prospectus from time to time and in one or more offerings with a maximum aggregate offering price of $500,000,000.  This prospectus also relates to: (i) up to an aggregate 23,862,500 shares of common stock issuable from time to time upon the exercise of the 2007 Warrants and the 2009 Warrants, and (ii) the resale by the selling shareholders described herein of up to 75,736,173 shares of our common stock issued or to be issued upon the exchange of the Exchangeable Shares.  We will describe the specific terms and manner of offering of our shares of common stock, warrants, units and/or subscription reciepts (including the names of any selling shareholders) by providing a prospectus supplement each time we offer and issue or the selling shareholders offer and sell our securities. See the “Plan of Distribution” section of this prospectus for additional information concerning the manner in which our securities may be offered.  The applicable prospectus supplement will provide information about the terms of the common stock and warrants, which may be offered as a unit, and the subscription receipts, and may add, update or change other information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Common Stock Outstanding
As of September 18, 2009, 277,884,511 shares of our common stock were issued and outstanding (excluding 48,870,917 shares of our common stock reserved for issuance upon exercise of outstanding options under option plans and warrants, and 1,388,567 shares of common stock reserved for issuance on settlement of debt of a former subsidiary).  In addition, pursuant to our Reorganization Agreement with OQI Sask dated August 14, 2006, we are required to issue up to 76,504,304 shares of our common stock for all of the exchangeable shares of OQI Sask (the “OQI Sask Exchangeable Shares”) (including warrants and options to acquire) issued at closing. As of September 18, 2009, 38,996,938 OQI Sask Exchangeable Shares have already been exchanged for shares of our common stock, 768,131 OQI Sask options were forfeited and up to an additional 36,739,235 OQI Sask Exchangeable Shares may be exchanged for shares of our common stock.

NYSE AMEX Symbol	Our common stock is listed on the NYSE AMEX under the symbol “BQI”.

Use of Proceeds
Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for: general corporate purposes; reservoir testing and other costs associated with the development of the Axe Lake discovery; and continued exploration on our permitted lands. Specific allocations of the proceeds for such purposes have not been made at this time.  We will not receive any proceeds from the resale of securities by the selling shareholders.

Dividends
We have never declared or paid any dividends or distributions on our common stock. We anticipate that for the foreseeable future all earnings will be retained for use in our business and no cash dividends will be paid to shareholders. Any payment of cash dividends in the future on our common stock will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7.

 DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. These documents provide a significant amount of information about us. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2009 (filed July 30, 2009).
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2009 (filed September 9, 2009).
•	Our Current Reports on Form 8-K reporting events of (filing date in parentheses):

September 10, 2009	(September 10, 2009)
August 25, 2009	(August 27, 2009)
July 30, 2009	(August 4, 2009)
July 14, 2009	(July 17, 2009; amended on July 28, 2009)
July 6, 2009	(July 10, 2009)
May 1, 2009	(May 1, 2009)

•	Our Definitive Proxy Statement on Schedule 14A (those portions incorporated by reference into our Form 10-K only) filed on August 28, 2009.
•	The description of our common stock set forth in our Registration Statement on Form 10-SB (filed October 14, 1999), as amended by Form 8-A (filed March 13, 2006 and August 23, 2006).

The above information incorporated by reference has also been filed with the securities regulatory authorities in each of the provinces of Canada except Québec.

We will provide to each person to whom a prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus.  You may request a copy of these filings or a copy of any or all of the documents referred to above which have been incorporated in this prospectus by reference, at no cost, by writing the following individual at the Corporation or calling the following individual of the Corporation at the following address and telephone number:

Vice President, Legal
Oilsands Quest Inc.
800, 326 – 11th Avenue SW
Calgary, Alberta, Canada T2R 0C5
Telephone No.:  (403) 263-1623
Facsimile No.:  (403) 263-9812

Copies of these reports and documents are also available on our website at http://www.oilsandsquest.com. Our website is not a part of this prospectus.

 WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-1 under  the Securities Act relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-1 and the exhibits filed with or incorporated by reference into the registration statement at the locations listed below.

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549 by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that  contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. We also file reports and other information with the securities regulatory authorities in each of the provinces of Canada except Québec. These documents are electronically available at http://www.sedar.com.

NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable securities laws. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that our management expects, believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements include discussion of such matters as:

•	the amount and nature of future capital, development and exploration expenditures;

•	the timing of exploration activities;

•	business strategies and development of our business plan and drilling programs; and

•	potential reservoir recovery optimization processes.

Forward-looking statements are statements other than relating to historical fact and are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “potential”, “prospective” and other similar words or statements that certain events or conditions “may” “will” or “could” occur. Forward-looking statements such as references to Oilsands Quest’s drilling program, geophysical programs, reservoir field testing and analysis program, preliminary engineering and economic assessment program for a first commercial project, and the timing of such programs are based on the opinions and estimates of management and the Company’s independent evaluators at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements, which include but are not limited to risks inherent in the oil sands industry, regulatory and economic risks, lack of infrastructure in the region in which the Company’s resources are located and risks associated with the Company’s ability to implement its business plan. The Company’s views about the restatement, its remediation of a material weakness in its controls, its financial condition, performance and other matters also constitute “forward-looking statements”. These forward-looking statements are subject to risks and uncertainties including, but not limited to, the results and effect of the Company’s review of its accounting practices, potential delisting of our common stock on the NYSE Amex or cease trade orders by regulatory authorities; potential claims and proceedings relating to the adjustments to the Company’s financial statements or its accounting practices, including shareholder litigation and action by the SEC or other governmental agencies which could result in civil or criminal sanctions against the Company and/or certain of its current or former officers, directors and/or employees; and negative tax or other implications for the Company resulting from the accounting adjustments and other factors detailed from time to time in the Company’s filings under the Exchange Act. Many of these risks and uncertainties are beyond the control of the Company. The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements.

The risks and uncertainties set forth above are not exhaustive.  Readers should refer to our Annual Report on Form 10-K and other documents incorporated by reference in this prospectus, which are available at www.sec.gov and at www.sedar.com for a detailed discussion of these risks and uncertainties and details regarding the location and extent of our land holdings.

RISK FACTORS

An investment in our securities has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in our Form 10-K for the fiscal year ended April 30, 2009. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment in our securities.

RISKS RELATED TO OUR BUSINESS

If we fail to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the price of our common shares may be reduced.

We are required to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002 and related regulations. Any material weakness in our internal control over financial reporting that needs to be addressed, disclosure of management’s assessment of our internal control over financial reporting, or disclosure of our public accounting firm’s report on internal control over financial reporting that reports a material weakness in our internal control over financial reporting may reduce the price of our common shares.

In connection with the audit of our consolidated financial statements for the year ended April 30, 2009, we and our independent registered public accounting firm identified deficiencies in our internal control over financial reporting that were “material weaknesses” as defined by standards established by the Public Company Accounting Oversight Board. The deficiencies related to our accounting for the August 2006 acquisition of a noncontrolling interest of OQI Sask which together with our 64.08% interest resulted in a 100% interest in OQI Sask. We have restated our financial statements for the period ended April 30, 2008 and the interim periods from July 31, 2008 through January 31, 2009 to correct the accounting treatment for this acquisition.  However, we cannot assure you that our remediation of our internal control over financial reporting relating to the identified material weakness will re-establish the effectiveness of our internal control over financial reporting or that we will not be subject to material weaknesses in the future.

The restatement of our consolidated financial statements may result in litigation and government enforcement actions.

We have restated our consolidated financial statements and other financial information for the years ended April 30, 2008 and 2007 and the interim periods ended from July 31, 2008 through January 31, 2009 primarily with respect to the accounting treatment of our August 2006 acquisition of a noncontrolling interest (35.92%) of OQI Sask which together with our 64.08% interest resulted in a 100% interest in OQI Sask.  The restatement of our prior financial statements may expose us to risks associated with litigation, regulatory proceedings and government enforcement actions, including the risk that the SEC may disagree with the manner in which we have accounted for and reported the financial impact of the restatement which could result in the Company having to further restate its prior financial statements, amend prior filings with the SEC, or take other actions not currently contemplated.

In addition, securities class action litigation has often been brought against companies who have been unable to provide current public information or who have restated previously filed financial statements.  Such litigation is complex and could result in substantial costs, divert management’s attention and resources, and harm our business, financial condition and results of operations.

Due to Our History of Operating Losses, We are Uncertain That We Will Be Able to Maintain Sufficient Cash to Accomplish Our Business Objectives

The consolidated financial statements have been prepared assuming that we will continue as a going concern. During the fiscal years ended April 30, 2009 and 2008 we suffered net losses of $88,965,180 and $91,031,316, respectively. At April 30, 2009, there was stockholders’ equity and working capital of $357,095,332 and $27,141,625, respectively. There is no assurance that we can generate net income, increase revenues or successfully explore and exploit our properties.

Significant amounts of capital will be required to explore the permit lands in Saskatchewan and Alberta, oil sands exploration licenses in Saskatchewan, the Eagles Nest Prospect and the Pasquia Hills Oil Shale Prospect. The only source of future funding presently available to us is through the sale of additional equity capital and borrowing funds or selling a portion of our interest in our assets. There is no assurance that any additional equity capital or borrowings required will be obtainable on terms acceptable to us, if at all. Failure to obtain such additional financing could result in delays or indefinite postponement of further exploration and development of our projects. Equity financing, if available, may result in substantial dilution to existing shareholders. Our financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should we become unsuccessful in implementing these plans.

The Impact of Disruptions in the Global Financial and Capital Markets on Our Ability to Obtain Financing

The global financial and capital markets have been experiencing extreme volatility and disruption, including the failures of financial services companies and the related liquidity crisis. Although we expect to meet our near term liquidity needs with our working capital on hand, we will continue to need further funding to achieve our business objectives. In the past, the issuance of equity securities has been the major source of capital and liquidity for us. The extraordinary conditions in the global financial and capital markets have currently limited the availability of this funding. If the disruptions in the global financial and capital markets continue, debt or equity financing may not be available to us on acceptable terms, if at all. If we are unable to fund future operations by way of financing, including public or private offerings of equity or debt securities, our business, financial condition and results of operations will be adversely impacted.  Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses.

Our Business Plan is Highly Speculative and its Success Depends, in part, on Exploration Success on the Permit, License and Lease Lands and the Development of Identified Discoveries

Our business plan is focused primarily on the exploration for and development of oil sands deposits on our permitted, licensed and leased lands in the Provinces of Saskatchewan and Alberta.

Exploration itself is highly speculative. We are subject to all of the risks inherent in oil sands exploration and development, including identification of commercial projects, selection of optimal recovery processes for successful production, operation and revenue uncertainties, market sizes, profitability, market demand, commodity price fluctuations and the ability to raise further capital to fund activities. There can be no assurance that we will be successful in overcoming these risks.

Status and Stage of Reservoir Test Program

The reservoir test program is currently at the early stages of its planned implementation schedule. There is a risk that the program will not be completed on time or on budget or at all. Additionally, there is a risk that the program may have delays, interruption of operations or increased costs due to many factors, including, without limitation: breakdown or failure of equipment or processes; construction performance falling below expected levels of output or efficiency; design errors; challenges to, or inability to access in a timely or economic fashion, the proprietary technology anticipated to be licensed for the program; contractor or operator errors; non-performance by third-party contractors; labour disputes, disruptions or declines in productivity; increases in materials or labour costs; inability to attract sufficient numbers of workers; delays in obtaining, or conditions imposed by, regulatory approvals; changes in program scope; violation of permit requirements; disruption in the supply of energy; transportation accidents, disruption or delays in availability of transportation services or adverse weather conditions affecting transportation; unforeseen site surface or subsurface conditions; and catastrophic events such as fires, earthquakes, storms or explosions.

Access to Infrastructure

Production from our lease, license, and permit lands will depend upon certain infrastructure that does not currently exist in close proximity to where we currently anticipate to locate our initial projects and such infrastructure, if put in place, may be operated by others. Such infrastructure will include, without limitation, the following: pipelines for the transportation of natural gas and certain feedstock to our site and the transportation of bitumen and other petroleum products we produce to upgrading facilities and markets for sale; and electricity transmission and distribution systems for the provision of electricity. The failure to have any of this infrastructure in place on economic terms will negatively impact the operation of any potential commercial project and will adversely affect the ability to convert our resources into reserves.

Access to Markets

By the time we have a commercial project ready for start-up, it will likely have been preceded by other projects which began development at an earlier time and are more advanced in terms of production. As a result, preferred markets for our products may have already been taken up or upgraders or refiners may lack sufficient capacity to process our products in a timely or economic fashion.

Location of Discovery Areas

With the exception of Eagles Nest, all of Oilsands Quest’s prospective areas are located east of what has to date been considered the established bitumen resources that are exploitable by in-situ production techniques in the Athabasca oil sands area.   Similar to some other bitumen accumulations within the eastern portion of Alberta, the Axe Lake and Raven Ridge areas lack a distinct overlying shale formation. The absence of this may preclude the use of certain high-pressure in-situ recovery methods, but the quality of the reservoirs and high bitumen saturations present at the Axe Lake and Raven Ridge areas provide the potential for extraction using a number of recovery methods, re-configured for our reservoirs.  However, there can be no assurances that any such recovery method will be successful in enabling us to recover significant volumes of bitumen from our reservoirs.  See “—Status and Stage of Reservoir Test Program”.

Independent Reviews

Although third parties have prepared reviews, reports and projections relating to the evaluation, viability and expected performance of our resources and plans for development thereof, no assurance can be given that these reports, reviews and projections and the assumptions on which they are based will, over time, prove to be accurate.

Personnel

The design, development and construction of the reservoir test program and any subsequent pilot and commercial projects will require experienced executive and management personnel and operational employees and contractors with expertise in a wide range of areas. No assurance can be given that all of the required personnel and contractors with the necessary expertise will be available. Should other oil sands projects or expansions proceed in the same time frame as Oilsands Quest programs and projects, we will have to compete with these other projects and expansions for qualified personnel and such competition may result in increases to compensation paid to such personnel or in a lack of qualified personnel. Any inability of Oilsands Quest to attract and retain qualified personnel may delay or interrupt the design, development and construction of, and commencement of operations at, the reservoir test program and any subsequent pilot and commercial projects. Sustained delays or interruptions could have a material adverse effect on the financial condition of Oilsands Quest.

THE BUSINESS OF OIL SANDS EXPLORATION IS SUBJECT TO MANY RISKS

Nature of Oil Sands Exploration and Development

Oil sands exploration and development is very competitive and involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. As with any petroleum property, there can be no assurance that commercial deposits of bitumen will be produced from our permit lands in Saskatchewan and Alberta, oil sands exploration licenses in Saskatchewan, or the Eagles Nest Prospect and Pasquia Hills Oil Shale Prospect. Furthermore, the marketability of any resource will be affected by numerous factors beyond our control. These factors include, but are not limited to, market fluctuations of prices, proximity and capacity of pipelines and processing equipment, equipment and labour availability and government regulations (including, without limitation, regulations relating to prices, taxes, royalties, land tenure, allowable production, importing and exporting of oil and gas and environmental protection). The extent of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital.

The Viability of our Business Plan, Business Operations, and Future Operating Results and Financial Condition are and will be Exposed to Fluctuating Prices for Oil, Natural Gas, Oil Products and Chemicals.

Prices of oil, natural gas, oil products and chemicals are affected by supply and demand, which can fluctuate significantly.  Factors that influence supply and demand include operational issues, natural disasters, weather, political instability, or conflicts, economic conditions and actions by major oil-exporting countries.  Price fluctuations can have a material effect on our ability to raise capital and fund our exploration activities, our potential future earnings, and our financial condition.  For example, in a low oil and gas price environment oil sands exploration and development may not be financially viable or profitable.  Prolonged periods of low oil and gas prices, or rising costs, could result in our exploration projects being delayed or cancelled, as well as in the impairment of certain assets.

Reserves and Resources

We have not yet established any reserves. There are numerous uncertainties inherent in estimating quantities of bitumen resources and reserves, including many factors beyond our control, and no assurance can be given that the recovery of bitumen will be realized. In general, estimates of resources and reserves are based upon a number of factors and assumptions made as of the date on which the resources and reserves estimates were determined, such as geological and engineering estimates which have inherent uncertainties, the assumed effects of regulation by governmental agencies and estimates of future commodity prices and operating costs, all of which may vary considerably from estimated results. All such estimates are, to some degree, uncertain and classifications of resources and reserves are only attempts to define the degree of uncertainty involved. For these reasons, estimates of reserves and resources, the classification of such resources and reserves based on risk of recovery, prepared by different engineers or by the same engineers at different times, may vary substantially.

Investors are cautioned not to assume that all or any part of a resource is economically or legally extractable.

ENVIRONMENTAL AND REGULATORY COMPLIANCE MAY IMPOSE SUBSTANTIAL COSTS ON US

Our operations are or will be subject to stringent federal, provincial and local laws and regulations relating to improving or maintaining environmental quality. Environmental laws often require parties to pay for remedial action or to pay damages regardless of fault. Environmental laws also often impose liability with respect to divested or terminated operations, even if the operations were terminated or divested many years ago.

Our exploration activities and drilling programs are or will be subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, operational safety, toxic substances and other matters. Exploration and drilling is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products. Compliance with these laws and regulations will impose substantial costs on us and will subject us to significant potential liabilities.  In addition, should there be changes to existing laws or regulations, our competitive position within the oil sands industry may be adversely affected, as many industry players have greater resources than we do.  The absence of a distinct overlying shale formation on portions of our leases may make it more difficult or costly to obtain regulatory approvals.  There is no assurance that regulatory approvals for development will be obtained at all.

Government Regulations, Permits, Leases and Licenses

The business of resource exploration and development is subject to substantial regulation under Canadian provincial and federal laws relating to the exploration for, and the development, upgrading, marketing, pricing, taxation, and transportation of oil sands bitumen and related products and other matters. Amendments to current laws and regulations governing operations and activities of oil sands exploration and development operations could have a material adverse impact on our business. In addition, there can be no assurance that income tax laws, royalty regulations, environmental regulations and government incentive programs related to the permits in Saskatchewan, oil sands exploration licenses in Saskatchewan, the permits in Alberta, the Eagles Nest Prospect and the Pasquia Hills Oil Shale Prospect and the oil sands industry generally, will not be changed in a manner which may adversely affect our progress and cause delays, or cause the inability to explore and develop, resulting in the abandonment of these interests.

Permits, leases, licenses and approvals are required from a variety of regulatory authorities at various stages of exploration and development. There can be no assurance that the various government permits, leases, licenses and approvals sought will be granted in respect of our activities or, if granted, will not be cancelled or will be renewed upon expiry. There is no assurance that such permits, leases, licenses and approvals will not contain terms and provisions which may adversely affect our exploration and development activities. Our exploration permits in Saskatchewan do not give us the right to produce and will require conversion to a lease prior to the expiry of the permits.

Certain First Nations and Métis people have treaty and aboriginal rights, and claim aboriginal title, in relation to our permit and lease lands in Alberta and Saskatchewan and other lands that are potentially affected by our activities.   The Governments of Canada and Saskatchewan have a duty to consult with those aboriginal people in relation to actions and decisions which may impact those rights and claims and, in certain cases, have a duty to accommodate their concerns.  These duties have the potential to adversely affect our ability to obtain permits, leases, licenses and other approvals, or the terms of those approvals, which could adversely impact our progress and ability to explore and develop.

Third Party Liability and Environmental Liability

The Company’s operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We could be liable for environmental damages caused by previous owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, and the payment of such liabilities could have a material adverse effect on our financial condition and results of operations. The release of harmful substances in the environment  or other environmental damages caused by our activities could result in us losing our operating and environmental permits. We currently have a limited amount of insurance and, at such time as we commence additional operations, we expect to obtain and maintain additional insurance coverage for our operations, including limited coverage for sudden environmental damages, but we do not believe that insurance coverage for environmental damage that occurs over time is available at a reasonable cost. Moreover, we do not believe that insurance coverage for the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or may lose substantial portions of our properties in the event of certain environmental damages. The Company could incur substantial costs to comply with environmental laws and regulations which could affect our ability to operate as planned.

Emissions Regulations

Development of our assets is expected to result in the emission of greenhouse gases (GHGs) and other pollutants.

On April 26, 2007, the Government of Canada announced a Regulatory Framework for Air Emissions and Other Measures to Reduce Air Emissions, or the “Framework”, which outlines proposed new requirements governing the emission of GHGs and other industrial air pollutants, including sulphur oxides, volatile organic compounds, particulate matter and possibly additional sector-specific pollutants in accordance with the Notice. The Framework introduces further, but not full, detail on new GHG and industrial air pollutant limits and compliance mechanisms that will apply to various industrial sectors, including oil sands extraction, starting in 2010. The Framework proposes GHG emission-intensity reduction targets of six percent per year from 2007 to 2010, followed by annual reductions of two percent through 2015. On March 10, 2008, the Canadian Federal Government elaborated on the Framework with the release of its “Turning the Corner” policy document. It is contemplated that new regulations will take effect January 1, 2010. Draft regulations were expected to be available for public comment in the Fall of 2008 but have not yet been released, and it's not known when they will be released or implemented.

The proposed regulatory framework provides that existing oil sands facilities in operation by 2004 will be subject to an 18% emission intensity reduction requirement commencing in 2010, with 2% additional annual reductions thereafter until 2020. Facilities commissioned between 2004 to 2011 or facilities existing prior to 2004 which between 2004 and 2011 have had a major expansion resulting in an increase of 25% or more in physical capacity or which undergo a significant change to processes will be exempt from the 2010 emissions intensity reduction target of 18% but will have to report their emissions each year.  After their third year of operation they will be required to reduce their emissions intensity by 2% annually from a baseline emissions standard which is to be determined by reference to a sector-specific cleaner-fuel standard. For oil sands facilities, it is contemplated that there will be specific cleaner-fuel standards based on the use of natural gas for each of mining, in situ and upgrading. However, an incentive to deploy carbon capture and storage (CCS) has been included in the proposed regulatory framework. CCS is where carbon dioxide is separated from a facility’s process or exhaust gas emissions before they are emitted, transferred from the facility to a suitable storage location, and injected into deep underground geological formations and monitored to ensure they do not escape into the atmosphere. If a facility commissioned between 2004 and 2011 is built such that it is able or ready to undertake CCS, then it will be exempt from the cleaner-fuel standard until 2018 and it will only be required to reduce its emission-intensity by 2% per year from its actual emissions. In-situ oil sands projects and oil sands upgraders built after 2011 must have their GHG emissions profiles by 2018 equivalent to that of facilities employing CCS technology. The proposed regulatory framework further encourages widespread use of CCS by 2018 by crediting emitters that make use of CCS technology for investments in pre-certified CCS projects up to 100% of their regulatory obligations through 2017.

The proposed compliance mechanisms include an emissions credit trading system for GHGs and certain industrial air pollutants, and several options for companies to choose among to meet GHG emission intensity reduction targets and encourage the development of new emission reduction technologies, including the option of making payments into a technology fund, an emissions and offset trading system, limited credits for emission reductions created between 1992 and 2006, and international emission credits under the clean development mechanism under the Kyoto Protocol for up to 10% of each firm’s regulatory obligation.

On April 20, 2007, the Government of Alberta passed the Climate Change and Emissions Management Amendment Act establishing a framework for GHG emission reductions similar to the proposed federal Framework. The Specified Gas Emitters Regulation created under the Act came into effect on July 1, 2007. The Specified Gas Emitters Regulation requires facilities that emit more than 100,000 tonnes of carbon dioxide equivalent annually to reduce their emission intensity starting July 1, 2007  by 12 percent from 2003-2005 levels. New facilities in operation less than eight years will be required to achieve these reductions over the fourth to eighth years of operation. These obligations may be met by in-house reductions, the purchase of certain emission reductions or offset credits or a contribution of $15 per tonne of GHG emissions to a provincial technology fund.

On May 11, 2009, the Government of Saskatchewan introduced in the Provincial Legislature Bill 95:  The Management and Reduction of Greenhouse Gases Act.  Bill 95 proposes a policy and regulatory framework for reducing GHG emissions in Saskatchewan.  The Bill proposes a new provincial target for a 20% reduction in GHG emissions by 2020, which is consistent with proposed federal target and different than the 32% reduction previously proposed by the Government of Saskatchewan.  The specific GHG emission reduction requirements, and the industries required to meet those reductions, as well as details on the methods by which reductions may be achieved, are to be set by further regulations expected in the Fall of 2009.

Future legislated GHG and industrial air pollutant emission reduction requirements and emission intensity requirements, or GHG and industrial air pollutant emission reduction or intensity requirements in future regulatory approvals, may require the restriction or reduction of GHG and industrial air pollutant emissions or emissions intensity from our future operations and facilities, payments to technology funds or purchase of emission reductions or offset credits. The reductions may not be technically or economically feasible for our operations and the failure to meet such emission reduction or emission intensity reduction requirements or other compliance mechanisms may materially adversely affect our business and result in fines, penalties and the suspension of operations. As well, equipment from suppliers which can meet future emission standards may not be available on an economic basis and other compliance methods of reducing emissions or emission intensity to levels required in the future may significantly increase our operating costs or reduce output. Emission reductions or offset credits may not be available for acquisition or may not be available on an economic basis. There is also the risk that provincial or federal governments, or both, could pass legislation which would tax such emissions.

American Climate Change Legislation Could Negatively Affect Markets for Crude and Synthetic Crude Oil

Environmental legislation regulating carbon fuel standards in jurisdictions that import crude and synthetic crude oil in the United States could result in increased costs and/or reduced revenue.  For example, both California and the United States federal governments have passed legislation which, in some circumstances, considers the lifecycle greenhouse gas emissions of purchased fuel and which may negatively affect our business, or require the purchase of emissions credits, which may not be economically feasible.

Abandonment and Reclamation Costs

We are responsible for compliance with terms and conditions of environmental and regulatory approvals and all laws and regulations regarding the abandonment of a project and reclamation of its lands at the end of its economic life, which abandonment and reclamation costs may be substantial. A breach of such legislation and/or regulations may result in the issuance of remedial orders, the suspension of approvals, the seizure of posted security or the imposition of fines and penalties, including an order for cessation of operations at the site until satisfactory remedies are made. All delineation wells are abandoned and reclaimed immediately and these costs are included with our exploration costs incurred.  At April 30, 2009, we estimate the total undiscounted inflation adjustment amount required to settle the asset retirement obligations in respect of the Company’s wells and facilities is approximately $8.2 million. This estimate includes the costs to reclaim the air strip, camp site, access roads and reservoir test sites. However, since we have yet to determine the commercial viability of the Axe Lake Discovery we cannot with certainty determine a reasonable timeframe in which those costs will be incurred. This estimate could change as the reclamation requirements will be a function of regulatory regulations in place at the time.  In the future we may determine it prudent or be required by applicable laws or regulations to establish and fund one or more reclamation funds to provide for payment of future abandonment and reclamation costs.

Fiscal Regime

Any development of our resource assets will be directly affected by the royalty regime applicable. The economic benefit of future capital expenditures for the project is, in many cases, dependent on a satisfactory fiscal regime (royalties and taxes). The Government of Saskatchewan receives royalties on production of oil, gas and other minerals from lands in which it owns the relevant mineral rights. The Government of Saskatchewan owns the relevant mineral rights on the OQI Saskatchewan lands. The current royalty regime relating to bitumen production in Saskatchewan provides for a royalty of 1% of gross bitumen revenue is payable until the project has recovered specified allowed costs. Once such allowed costs are recovered, a net royalty of 20% of operating income is payable.

The Government of Alberta receives royalties on production of natural resources from lands in which it owns the mineral rights. On October 25, 2007, the Government of Alberta announced a new royalty regime. The new regime introduced new royalties for conventional oil, natural gas and bitumen that became effective January 1, 2009 and are linked to commodity prices and production levels and apply to both new and existing oil sands projects and conventional oil and gas activities.

Currently, in respect of oil sands projects in Alberta having regulatory approval, a royalty of one percent of gross bitumen revenue is payable prior to the payout of specified allowed costs, including certain exploration and development costs, operating costs and a return allowance. Once such allowed costs have been recovered, a royalty of the greater of: (a) one percent of gross bitumen revenue; and (b) 25 percent of net bitumen revenue (calculated as being gross bitumen revenue less operating costs and additional capital expenditures incurred since payout (“net royalty”)) is levied.

Under the new regime, the Government of Alberta increased its royalty share from oil sands production by introducing price-sensitive formulas which are applied both before and after specified allowed costs have been recovered. The gross royalty starts at one percent of gross bitumen revenue and increases for every dollar that world oil price, as reflected by the West Texas Intermediate (“WTI”) crude oil price, is above CDN$120 per barrel or higher. The net royalty on oil sands starts at 25 percent of net bitumen revenue and increases for every dollar the WTI crude oil price is above CDN$55 per barrel to 40 percent when the WTI crude oil price is CDN$120 per barrel or higher. Prior to the payout of specified allowed costs, including certain exploration and development costs, operating costs and a return allowance, the gross royalty is payable. Once such allowed costs have been recovered, a royalty of the greater of: (a) the gross royalty and (b) the net royalty is payable. The Government of Alberta has announced that it intends to review and, if necessary, revise current rules and enforcement procedures with a view to clearly defining what expenditures will qualify as specified allowed costs.

The implementation of the proposed changes to the royalty regime in Alberta is subject to certain risks and uncertainties. The significant changes to the royalty regime require new legislation, changes to existing legislation and regulation and development of proprietary software to support the calculation and collection of royalties. Additionally, certain proposed changes contemplate further public and/or industry consultation. There may be modifications introduced to the proposed royalty structure prior to the implementation thereof.

There can be no assurance that the Governments of Alberta or Saskatchewan or the Government of Canada will not adopt a new fiscal regime or otherwise modify the existing fiscal regime (royalties and taxes) governing oil sands producers in a manner that could materially affect the financial prospects and results of operations of oil sands developers and producers in Alberta and Saskatchewan.

Title Risks

None of the exploration permits and exploration licenses in Saskatchewan and Alberta, nor the Pasquia Hills Oil Shale Prospect permits has been converted to development leases. In the event that we do not meet the regulated requirements or development conditions to convert our permits or licenses to leases or obtain an extension of such development requirements, our right to explore for bitumen or oil shale, as applicable, may be lost. We are satisfied that we have good and proper right, title and interest in and to the permits, licenses and leases that we intend to exploit. However, we have not obtained title opinions on any of our interests. Accordingly, ownership of the oil sands and oil shale exploration rights could be subject to prior unregistered agreements or interests or undetected claims or interests.

Aboriginal peoples have claimed aboriginal title and rights to a substantial portion of western Canada. Certain aboriginal peoples have filed a claim against the Government of Canada, the Province of Alberta, certain governmental entities and the regional municipality of Wood Buffalo (which includes the City of Fort McMurray, Alberta) claiming, among other things, aboriginal title to large areas of lands surrounding Fort McMurray. Certain Metis have filed an action for aboriginal title and consequential relief in relation to a large portion of northwest Saskatchewan, including our Saskatchewan lands. Various First Nations and Metis groups have stated, and one First Nation has filed an action alleging, that governments have not complied with their constitutionally mandated duty to consult with and accommodate First Nations and Metis in relation to decisions that enabled us to acquire and that enable us to develop our Saskatchewan and Alberta lands. Additional claims of this kind have been and could be made in the Provinces of Saskatchewan and Alberta. Certain of these claims, if successful, could have a significant adverse effect on our ability to conduct our business.

Operational Hazards

Our exploration and development activities are subject to the customary hazards of operation in remote areas, such as fires and explosions. A casualty occurrence might result in the loss of equipment or life, as well as injury, property damage or other liability. While we maintain limited insurance to cover current operations, our property and liability insurance may not be sufficient to cover any such casualty occurrences or disruptions. Equipment failures could result in damage to our facilities and liability to third parties against which we may not be able to fully insure or may elect not to insure because of high premium costs or for other reasons. Our operations could be interrupted by natural disasters or other events beyond our control. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on  our  business, our financial condition and results of our operations.

Competitive Risks

The Canadian and international petroleum industry is highly competitive in all aspects, including the exploration for, and the development of, new sources of supply, the acquisition of oil interests and the distribution and marketing of petroleum products. A number of competing companies are engaged in the oil sands business and are actively exploring for and delineating their resource bases. Some of our competitors have announced plans to begin production of synthetic crude oil, or to expand existing operations. If these plans are affected, they could materially increase the supply of synthetic crude oil and other competing crude oil products in the marketplace and adversely affect plans for development of our lands.

The Loss of Current Management May Make It Difficult For Us to Operate

Investors must rely upon the ability, expertise, judgment, discretion, integrity and good faith of our management and directors. The Company’s success is dependent upon its management and key personnel. We do not maintain key-man insurance for any of our employees.  The unexpected loss or departure of any of our key officers and employees could be detrimental to our future success.

Fluctuations in U.S. and Canadian Dollar Exchange Rates May Have a Material Adverse Impact

Commodity prices and costs related to the Company’s activities, if and when applicable, will generally be based on a U.S. dollar market price. Fluctuations in the U.S. and Canadian dollar exchange rate may cause a negative impact on revenue and costs and could have a material adverse impact on the Company.

RISKS RELATING TO OUR SECURITIES

We Have Numerous Outstanding Options, Warrants and Commitments to Issue Shares, Which May Adversely Affect The Price of Our Common Stock

As of September 18, 2009, we have reserved 48,870,917 shares of our common stock for issuance upon exercise of outstanding options under plans and warrants at prices as low as $0.71 per share. The Company has also reserved 1,388,567 shares of common stock to be issued on settlement of debt of a former subsidiary. Pursuant to the Reorganization Agreement with OQI Sask dated August 14, 2006, the Company is required to issue up to 76,504,304 shares of its common stock for all of the OQI Sask Exchangeable Shares (including warrants and options to acquire OQI Exchangeable Shares) issued upon the closing. As of September 18, 2009, 38,996,938 OQI Sask Exchangeable Shares have already been exchanged for shares of our common stock, 768,131 OQI Sask options were forfeited and up to an additional 36,739,235 OQI Sask Exchangeable Shares may be exchanged for common stock. Any sale into the public market of our common stock purchased privately at prices below the current market price could be expected to have a depressive effect on the market price of our common stock.

Future Sales of our Common Stock May Cause our Stock Price to Decline

Our stock price may decline due to future sales of our shares or the perception that such sales may occur.   The Board of Directors of the Company has discretion to determine the issue price and the terms of issue of shares of our common stock.  Such future issuances may be dilutive to investors.  Holders of shares of common stock have no preemptive rights under our articles of incorporation to participate in any future offerings of securities.

If we issue additional shares of common stock in private financings under an exemption from the registration requirements, then those shares will constitute “restricted shares” as defined in Rule 144 under the Securities Act. The restricted shares may only be sold if they are registered under the Securities Act, or sold under Rule 144, or another exemption from registration under the Securities Act.

Some of our outstanding restricted shares of common stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders. We are unable to estimate the amount, timing, or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market may cause the stock’s market price to decline.

Dividend Policy

The Company did not declare or pay cash or other dividends on its common stock during the past three fiscal years. Payment of dividends by the Company will depend upon the Company’s financial condition, results of operations, capital requirements and such other factors as the Board of Directors of the Company may deem relevant.

Our Stock Price Can Be Extremely Volatile

The trading price of our common stock has been and could continue to be subject to wide fluctuations in response to announcements of our business developments or those of our competitors, world commodity prices, periodic updates on our resource assessments, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

Issuance of Preferred Stock and Our Anti-Takeover Provisions Could Delay or Prevent a Change in Control and May Adversely Affect our Common Stock

We are authorized to issue 10,000,000 shares of preferred stock which may be issued in series from time to time with such designations, rights, preferences and limitations as our Board of Directors may determine by resolution. The rights of the holders of our common stock will be subject to and may be adversely affected by the rights of the holders of any of our preferred stock that may be issued in the future. Issuance of a new series of preferred stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring our outstanding shares of common stock. On October 30, 2006, the Company’s shareholders approved staggered terms for the Board of Directors, which could make removal of the Board of Directors more difficult for a third party. The Class A directors will serve until the annual meeting in 2009, the Class B directors until the annual meeting in 2011, and the Class C directors until the annual meeting in 2010, or each until their successors are duly elected or appointed or until their earlier death, resignation or removal. Each term for directors is three years. In addition to a staggered board, our Board of Directors adopted a shareholders rights plan in March 2006 and reserved 250,000 shares of Series A Junior Participating Preferred Stock. This shareholders rights plan could have the effect of discouraging, delaying or preventing an acquisition.

There Can Be No Assurance As to the Liquidity of the Trading Market for the Warrants, the Units or the Subscription Receipts or That a Trading Market for Such Securities Will Develop.

Prior to an offering of the warrants, the units or the subscription receipts, there will be no public market for such securities. There can be no assurance that an active trading market for the warrants, the units or the subscription receipts will develop or be sustained. Unless otherwise specified in the applicable prospectus supplement, there is no market through which the warrants, the units or the subscription receipts may be sold and investors may not be able to resell these securities purchased under this prospectus and the relevant prospectus supplement.  This may affect the pricing of such securities in the secondary market, the transparency and availability of trading prices and liquidity.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for: general corporate purposes; reservoir testing and other costs associated with the development of the Axe Lake discovery; and continued exploration on our permitted lands. Specific allocations of the proceeds for such purposes have not been made at this time.  We will not receive any proceeds from the resale of securities by the selling shareholders.

SELLING SECURITY HOLDERS

The following table sets forth the name of each person who is offering for resale the shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. We will not receive any proceeds from the resale of the common stock by the selling shareholders.

	A	B	C	D	E	F
Name	Outstanding Shares Owned (1), (7), (8)	Shares Underlying Exchangeable Shares (7)	Shares Underlying Options and Warrants to Acquire Exchangeable Shares	Total Shares (Based on Columns A, B and C) Beneficially Owned Prior to Offering (1), (7), (8)	Shares Offered Hereby (1)	Shares Owned After Offering (1), (2)
944128 Alberta Ltd. (3)	1,234,500	0	0	1,234,500	1,234,500	0
Royce Allen Baker	30,000	11,150	0	41,150	41,150	0
Derrick G. Morris	932,253	0	0	932,253	932,253	0
805503 Alberta Ltd. (3)	32,920	0	0	32,920	32,920	0
878557 Alberta Ltd. (3)	9,876	0	0	9,876	9,876	0
Eric Blakely	139,910	0	0	139,910	139,910	0
Gary Nissen	12,345	0	0	12,345	12,345	0
Grant Dennler	8,230	0	0	8,230	8,230	0
John Rooney	54,318	0	0	54,318	54,318	0
Lawrence Lee	14,403	0	0	14,403	14,403	0
Malcolm Albery	50,000	361,500	0	411,500	411,500	0
Mike Machalski	54,318	0	0	54,318	54,318	0
Rena Nathanail	26,748	0	0	26,748	26,748	0
Ronald Cawston	28,805	0	0	28,805	28,805	0
Victor Choy	29,628	0	0	29,628	29,628	0
Woon Chin Chee	102,875	0	0	102,875	102,875	0
Donna Cheung	50,000	52,875	0	102,875	102,875	0
Robert Robertshaw	82,300	0	0	82,300	82,300	0
Ben J. Hadala	329,200	0	0	329,200	329,200	0
Jeffrey A. Helper (4), (8)	125,750	130,000	246,900	502,650	452,650	50,000
Hoerich Capital Inc. (3)	5,144	0	0	5,144	5,144	0

	A	B	C	D	E	F
	Outstanding Shares Owned (1), (7), (8)	Shares Underlying Exchangeable Shares (7)	Shares Underlying Options and Warrants to Acquire Exchangeable Shares	Total Shares (Based on Columns A, B and C) Beneficially Owned Prior to Offering (1), (7), (8)	Shares Offered Hereby (1)	Shares Owned After Offering (1), (2)
Jayvee & Co. (3), (4), (5)	288,050	0	0	288,050	288,050	0
Ronald D. Johnston	16,460	0	0	16,460	16,460	0
Keptar Gold Corp. (3)	0	935,175	0	935,175	935,175	0
Michael Mann	205,750	0	0	205,750	205,750	0
Calvin Manz	720,545	0	0	720,545	720,545	0
Mibrea Holdings, Inc. (6)	82,300	0	0	82,300	82,300	0
Susan A. Milne	288,050	0	0	288,050	288,050	0
Thomas Milne (4) (8)	675,050	411,500	1,851,750	2,938,300	2,469,000	469,300
1201112 Alberta Ltd. (3), (7)	94,645	0	0	94,645	94,645	0
267554 Alberta Ltd. (6), (7)	41,150	0	0	41,150	41,150	0
924849 Alberta Ltd. (6), (7)	32,920	0	0	32,920	32,920	0
957637 Alberta Ltd. (6), (7)	24,690	0	0	24,690	24,690	0
Brian and Janet Cassie (7)	41,150	0	0	41,150	41,150	0
Brisil Capitale Inc. (6) (7)	8,230	0	0	8,230	8,230	0
Bruce Bowser (7)	6,584	0	0	6,584	6,584	0
Charles Matson (7)	3,292	0	0	3,292	3,292	0
Charles Tuchel (7)	329,200	0	0	329,200	329,200	0
Cougar Assets Ltd. (6) (7)	41,150	0	0	41,150	41,150	0
Crossroads Financial Corp. (6) (7)	2,386,700	0	0	2,386,700	2,386,700	0
David Cross P.C. (6) (7)	65,840	0	0	65,840	65,840	0
David Terry (7)	41,150	0	0	41,150	41,150	0
DC-Osadchuk Holdings, Inc. (6) (7)	16,460	0	0	16,460	16,460	0
Elaine Matson (7)	3,292	0	0	3,292	3,292	0
Eric Galcher (7)	8,230	0	0	8,230	8,230	0
Evelyn Wallace (7)	41,150	0	0	41,150	41,150	0
Gary Gillett (7)	8,230	0	0	8,230	8,230	0
Gordon Johnston (7)	144,848	0	0	144,848	144,848	0
Green Eco Investments SA (6) (7)	246,900	0	0	246,900	246,900	0
Horacio Guibelalde (7)	219,766	0	0	219,766	219,766	0

	A	B	C	D	E	F
	Outstanding Shares Owned (1), (7), (8)	Shares Underlying Exchangeable Shares (7)	Shares Underlying Options and Warrants to Acquire Exchangeable Shares	Total Shares (Based on Columns A, B and C) Beneficially Owned Prior to Offering (1), (7), (8)	Shares Offered Hereby (1)	Shares Owned After Offering (1), (2)
James F. Hole, Jr. (7)	4,938	0	0	4,938	4,938	0
Jason Clemett (7)	8,230	0	0	8,230	8,230	0
Jean Lesourd (7)	16,460	0	0	16,460	16,460	0
Jeff Shafer (7)	8,230	0	0	8,230	8,230	0
John A. Bolter (7)	16,460	0	0	16,460	16,460	0
John Cameron Bolter (7)	12,345	0	0	12,345	12,345	0
John Hooks (7)	341,545	0	0	341,545	341,545	0
Julian Smith (7)	8,230	0	0	8,230	8,230	0
Kamaldip Jeerh (7)	16,460	0	0	16,460	16,460	0
Kenneth and Dorothy Summach (7)	24,690	0	0	24,690	24,690	0
Kent Racz (7)	8,230	0	0	8,230	8,230	0
Kerry Tychonick (7)	12,345	0	0	12,345	12,345	0
Landmark Sport Group (6) (7)	4,115	0	0	4,115	4,115	0
Lockhold Consultants Ltd. (6) (7)	16,460	0	0	16,460	16,460	0
Lone Mountain Resources Ltd. (6) (7)	8,230	0	0	8,230	8,230	0
Makow Properties Corp. Ltd. (6) (7)	82,300	0	0	82,300	82,300	0
Mark and Rose Zivot (7)	26,336	0	0	26,336	26,336	0
Melissa and George Summach (7)	57,610	0	0	57,610	57,610	0
Michael Henson (7)	312,740	0	0	312,740	312,740	0
Mike Shaikh (7)	41,150	0	0	41,150	41,150	0
Mohawk Capital Corp. (6) (7)	32,920	0	0	32,920	32,920	0
Oceanic Greystone Securities Inc. (3) (7)	2,964,355	0	0	2,964,355	2,964,355	0
Remington Capital Corp. (6) (7)	411,500	0	0	411,500	411,500	0
Richard Dettbarn (7)	201,635	0	0	201,635	201,635	0
Richard Pelletier (7)	246,900	0	0	246,900	246,900	0
Robert Maxwell (7)	16,460	0	0	16,460	16,460	0
Ryan Lambe (7)	2,469	0	0	2,469	2,469	0
Sohan Jeerh (7)	94,645	0	0	94,645	94,645	0

	A	B	C	D	E	F
	Outstanding Shares Owned (1), (7), (8)	Shares Underlying Exchangeable Shares (7)	Shares Underlying Options and Warrants to Acquire Exchangeable Shares	Total Shares (Based on Columns A, B and C) Beneficially Owned Prior to Offering (1), (7), (8)	Shares Offered Hereby (1)	Shares Owned After Offering (1), (2)
Vangoor Holdings Co. (6) (7)	8,230	0	0	8,230	8,230	0
William Gillett (7)	6,584	0	0	6,584	6,584	0
Scotia Capital Inc. (6)	0	3,086	0	3,086	3,086	0
Ernie Antonchuk	60,000	63,450	0	123,450	123,450	0
Supreme Pacific Holdings Inc. (3)	41,150	0	0	41,150	41,150	0
William G. Timmins (4)	1,728,300	0	0	1,728,300	1,728,300	0
Erdal Yildirim (4)	890,000	102,875	0	992,875	102,875	890,000
349150 Alberta Ltd. (6)	164,600	0	0	164,600	164,600	0
541588 Alberta Ltd. (3)	0	40,121	0	40,121	40,121	0
Sarah Anderson	0	16,460	0	16,460	16,460	0
Grafton L. Bertram	329,200	0	0	329,200	329,200	0
Brian W. Lawrence Living Trust	164,600	0	0	164,600	164,600	0
Kade Demuth	20,575	0	0	20,575	20,575	0
Henry J. Dunfield	102,875	0	0	102,875	102,875	0
Gundyco	203,520	10,460	0	213,980	213,980	0
NBCN Inc.	2,641,419	0	0	2,641,419	2,641,419	0
Angelo L. Guido	0	70,778	0	70,778	70,778	0
Armando Guido	0	132,503	0	132,503	132,503	0
Bentree Investments Inc. (3)	205,750	0	0	205,750	205,750	0
Chen Fong	411,500	0	0	411,500	411,500	0
Cliff Du Fresne	0	263,360	0	263,360	263,360	0
Colin Campbell	32,920	0	0	32,920	32,920	0
Dan Bulbec	0	61,725	0	61,725	61,725	0
Danich Investments Ltd. (6)	0	106,990	0	106,990	106,990	0
Edward Burtynsky	102,875	0	0	102,875	102,875	0
Enzo B. Minghella	41,150	0	0	41,150	41,150	0
Grant Maglis	0	123,450	0	123,450	123,450	0
John Holmlund	329,200	0	0	329,200	329,200	0
John R. Barton	61,725	0	0	61,725	61,725	0
John Savard	61,725	0	0	61,725	61,725	0
Kenneth Lee	65,840	0	0	65,840	65,840	0
Stuart O’Connor	0	106,990	0	106,990	106,990	0
Thompson Contractors Inc. (6)	617,250	0	0	617,250	617,250	0
Wallace Mitchell	61,725	0	0	61,725	61,725	0
Karim Hirji (4) (8)	2,668,500	3,000,000	2,057,500	7,726,000	6,172,500	1,553,500
Christopher H. Hopkins (4)	1,869,730	17,138,975	4,115,000	23,123,705	21,253,975	1,869,730
Edna D. Hopkins	54,766	205,750	0	260,516	205,750	54,766

	A	B	C	D	E	F
	Outstanding Shares Owned (1), (7), (8)	Shares Underlying Exchangeable Shares (7)	Shares Underlying Options and Warrants to Acquire Exchangeable Shares	Total Shares (Based on Columns A, B and C) Beneficially Owned Prior to Offering (1), (7), (8)	Shares Offered Hereby (1)	Shares Owned After Offering (1), (2)
George Nicholas Hopkins	0	24,690	0	24,690	24,690	0
Jessica Yvonne Marie Hopkins	0	24,690	0	24,690	24,690	0
Sanovest Holdings Ltd. (3)	123,450	0	0	123,450	123,450	0
Leslie Kearney	0	102,875	0	102,875	102,875	0
Errin Kimball (4)	2,880,500	0	960,169	3,840,668	3,840,669	0
John Leder	1,354,897	0	0	1,354,897	1,354,897	0
Leder Investments (6)	514,375	0	0	514,375	514,375	0
David G. Mills	0	123,450	0	123,450	123,450	0
Christopher Milne	0	16,460	0	16,460	16,460	0
Deesons Investments Ltd. (3) (7)	703,805	0	0	703,805	703,805	0
F. George Orr (4)	82,300	0	0	82,300	82,300	0
Ross H. and Debra I. Pitman	257,157	1,088,953	0	1,346,140	1,346,140	0
Roytor & Co., for the Acct. of T13155201, ref: Fund ID# H7D3	4,115,000	0	0	4,115,000	4,115,000	0
Roytor & Co., for the Acct. of T13155201, ref: Fund ID# H6C7	2,880,500	0	0	2,880,500	2,880,500	0
Cecil Paul Spring	0	164,600	0	164,600	164,600	0
Thompson Bros. (Constr.) Ltd. (3)	411,500	0	0	411,500	411,500	0
West Peak Ventures of Canada Ltd. (3), (4)	82,300	0	0	82,300	82,300	0
Jason Wild	20,575	0	0	20,575	20,575	0
James F. Wong	205,750	0	0	205,750	205,750	0
Joosten Holdings Ltd. (6)	70,778	0	0	70,778	70,778	0
Heatherdale Consulting Services (6), (7)	8,230	0	0	8,230	8,230	0
Amber Tyndall (7)	2,469	0	0	2,469	2,469	0
David J. Larocque P.C. (6) (7)	8,230	0	0	8,230	8,230	0
David Sapunjis (7)	16,460	0	0	16,460	16,460	0
Hermine Lazib (7)	8,230	0	0	8,230	8,230	0
Howard Crone (7)	32,920	0	0	32,920	32,920	0
Jane Pedersen (7)	16,460	0	0	16,460	16,460	0
Jerry Segal (7)	8,230	0	0	8,230	8,230	0

	A	B	C	D	E	F
	Outstanding Shares Owned (1), (7), (8)	Shares Underlying Exchangeable Shares (7)	Shares Underlying Options and Warrants to Acquire Exchangeable Shares	Total Shares (Based on Columns A, B and C) Beneficially Owned Prior to Offering (1), (7), (8)	Shares Offered Hereby (1)	Shares Owned After Offering (1), (2)
John Hickie P.C. (6) (7)	8,230	0	0	8,230	8,230	0
Kate Finlay (7)	4,115	0	0	4,115	4,115	0
Keith Laatsch P.C. (6) (7)	8,230	0	0	8,230	8,230	0
Leith Pedersen (7)	63,371	0	0	63,371	63,371	0
Passar Capital Corp. (6) (7)	82,300	0	0	82,300	82,300	0
RM England P.C. (6) (7)	8,230	0	0	8,230	8,230	0
Tamlane Holdings Ltd. (3) (7)	8,230	0	0	8,230	8,230	0
Tania Lazib (7)	8,230	0	0	8,230	8,230	0
Techni Trend Investments Ltd. (6) (7)	16,460	0	0	16,460	16,460	0
Donald Padgett	740,700	0	0	740,700	740,700	0
Ronald Phillips (4) (8)	1,271,750	0	0	1,271,750	823,000	448,750
W. Scott Thompson (4)	883,464	0	2,057,500	2,940,964	2,057,500	883,464
Simon Raven	375,000	123,450	411,500	909,950	534,950	375,000
Charles Wallace	0	20,575	0	20,575	20,575	0
Majan Management (6)	148,140	0	0	148,140	148,140	0
James A. Malcolm	370,350	0	0	370,350	370,350	0
James Carter	98,760	0	0	98,760	98,760	0
Charles Kucey	238,670	0	0	238,670	238,670	0
Robert A. McIntosh	74,070	0	0	74,070	74,070	0
TOTAL	45,591,448	25,038,916	11,700,319	82,330,683	75,736,173	6,594,510

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act. The beneficial ownership of the common stock by the selling shareholders set forth in the table is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares, which the selling shareholder has the right to acquire within 60 days.

(2) Assumes that all securities registered will be sold.

(3) The natural person(s) who exercise voting and/or dispositive and investing powers are the following individuals: 944128 Alberta Ltd. is controlled by Guy Bouvier; 805503 Alberta Ltd. is controlled by Marcus Perron; 878557 Alberta Ltd. is controlled by Less Hornsby; Hoerich Capital Inc. is controlled by Woon Chin Chee; Jayvee & Co. is controlled by Ken Kilgour of CIBC World Markets Inc.; Keptar Gold Corp. is controlled by Barry Slusarchuk; 1201112 Alberta Ltd. is controlled by Hank B. Swartout; Crossroads Financial Corp. is controlled by Richard W. DeVries; Oceanic Greystone Securities Inc. is controlled by Richard W. DeVries; Supreme Pacific Holdings Inc. is controlled by Merv Chia; 541588 Alberta Ltd. is controlled by Linda Terefenko; Bentree Investments Inc. is controlled by Paul M. Worster and Robert G. Bentall; Sanovest Holdings Ltd. is controlled by Tian Kusumoto, Tom Kusumoto and Hydri Kusumoto; Deesons Investments Ltd. is controlled by Dayan Henson and Michael Henson; West Peak Ventures of Canada Ltd. is controlled by Timothy Brock.

(4) Relationships between selling shareholders and the Company are as follows: Jayvee & Co. holds securities owned by CIBC World Markets Inc., a financial advisor and placement agent for OQI Sask; Thomas Milne is a director of the Company; William G. Timmins was a former director of the Company (resigned in May 2006); Erdal Yildirim is Executive Vice President, Project Development of the Company; Karim Hirji is the former Chief Financial Officer of the Company; Christopher H. Hopkins is President and Chief Executive Officer of the Company; Errin Kimball is the former Vice President, Exploration of the Company; George F. Orr is a former consultant of the Company; Jefery Helper is the former Corporate Secretary of OQI Sask Inc; West Peak Ventures of Canada Ltd. is a party to the Triple 7 Joint Venture Agreement with the Company, dated June 2005; Donald Padgett was a director of OQI Sask; Ronald Phillips is a director of the Company; W. Scott Thompson is a director of the Company.

(5) Ben J. Hadala with Woodstone Capital Inc., Ernie Antonchuk with Scotia McLeod and Colin Campbell with CIBC Wood Gundy Inc. are registered broker-dealers. Jayvee & Co. holds securities owned by CIBC World Markets, Inc., which is an affiliate of CIBC World Markets Corp., a registered broker-dealer. CIBC World Markets Inc. received warrants, as compensation for investment banking services. All other selling shareholders (except as provided in footnote (6)) have represented that they are not registered broker-dealers or an affiliate of a registered broker-dealer.

(6) Based on reasonable inquiry, we have never received disclosure with respect to the following selling shareholders: Mibrea Holdings, Inc., 267554 Alberta Ltd., 924849 Alberta Ltd., 957637 Alberta Ltd., Brisil Capitale Inc., Cougar Assets Ltd., David Cross P.C., DC Osadchuk Holdings, Inc., Green Eco Investments SA, Landmark Sport Group, Lockhold Consultants Ltd., Lone Mountain Resources Ltd., Makow Properties Corp. Ltd., Mohawk Capital Corp., Remington Capital Corp., Vangoor Holdings Co., Scotia Capital Inc., 349150 Alberta Ltd., Danich Investments Ltd., Thompson Contractors Inc., Sanovest Holdings Ltd., Leder Investments, Thompson Bros (Constr.) Ltd., Joosten Holdings, Ltd., Heatherdale Consulting Services, David J. Larocque P.C., John Hickie P.C., Keith Laatsch P.C., Passar Capital Corp., RM England P.C., Tamlane Holdings Ltd., Techni Trend Investments Ltd., and Majan Management.

(7) The Exchangeable Shares, or some of the Exchangeable Shares, have been exchanged for shares of common stock, which are included in Column A, Outstanding Shares Owned, and not in Column B, Shares Underlying Exchangeable Shares.

(8) Includes 1,514,500 Exchangeable Shares that have been exchanged for shares of common stock, which were subsequently sold.

 PLAN OF DISTRIBUTION

OFFERING BY US

General

We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements:

•	to or through one or more underwriters or dealers;
•	through agents;
•	directly to one or more purchasers, including our affiliates;
•	directly to shareholders;
•	through any combination of these methods of sales; or
•	in any manner, as provided in the applicable prospectus supplement.

The securities may be offered and sold at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to the prevailing market prices at the time of sale; or
•	negotiated prices.

Any of the prices at which the securities are sold may be at a discount to market prices.

The prospectus supplement relating to the offer and sale of such securities will include, to the extent applicable:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;
•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange on which the securities may be listed.

Unless otherwise indicated in the applicable prospectus supplement, the warrants, the units and the subscription receipts will not be listed on any national securities exchange.

Underwritten Offerings

If we use underwriters for a sale of securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. The securities may be offered to the public through underwriting syndicates represented by managing underwriters, or directly by the underwriters. Generally, the underwriters’ obligation to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities (other than in connection with an underwriting on a best efforts basis). In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom the underwriters may acts as agents. Their compensation may be in the form of discounts, concessions or commissions.

Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which maybe changed from time to time) from the underwriters and/or from the purchasers for whom they act as agent.

We may agree to sell the securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters’ purchase price for the securities based on changes in the market value of the securities.

Direct Sales and Sales Through Agents

Offers to purchase securities may be solicited directly by us and sales thereof may be made by us directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction prices, if utilized, will be described in the prospectus supplement related thereto.

Offers to purchase the securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of securities will be set forth in the prospectus supplement, and any commission payable by us to such agent will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Rights Offerings

We also may sell directly to investors through subscription rights distributed to our shareholders on a pro rata basis. In connection with any distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Other Offerings

The securities may also be sold in one or more of the following transactions:

•
block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;
•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for securities; and
•	sales in other ways not involving a market maker or established trading markets, including direct sales to purchasers.

Stabilization

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the prices of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids whereby selling concessions allowed to dealers participating in the offering  may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Indemnification and Other Relationships

Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Underwriters, dealers or agents and their affiliates and associates may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business for which they receive compensation.

OFFERING BY SELLING SHAREHOLDERS

Each selling stockholder of our securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities on the trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated. We do not expect these commissions and discounts relating to the sales of securities by the selling stockholders to exceed what is customary in the types of transactions involved.

In connection with the sale of our securities, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell our securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are not aware of any agreement or understanding, directly or indirectly, between a selling shareholder and any person to distribute the securities.

We are required to pay certain fees and expenses incurred by our company incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state or provincial securities laws. In addition, in certain states or provinces, the resale securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to our securities for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our securities by the selling shareholders or any other person.

 DESCRIPTION OF CAPITAL STOCK

The following summary description of our securities is not complete and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws.

Common Stock

Our authorized capital stock consists of 750,000,000 shares of $.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock, which we may issue in one or more series as determined by our Board of Directors.

As of September 18, 2009, 277,884,511 of our common stock were issued and outstanding (excluding 48,870,917 shares of our common stock reserved for issuance upon exercise of outstanding options under option plans and warrants, and 1,388,567 shares of common stock reserved for issuance on settlement of debt of a former subsidiary), and there were 238 holders of record of the our common stock (excluding persons who hold our common stock in brokerage accounts and otherwise in “street name”).  In addition, pursuant to our Reorganization Agreement with OQI Sask dated August 14, 2006, we are required to issue up to 76,504,304 shares of our common stock for all of the OQI Sask Exchangeable Shares (including warrants and options to acquire) issued at closing.  As of September 18, 2009, 38,996,938 OQI Sask Exchangeable Shares have already been exchanged for shares of our common stock, 768,131 OQI Sask options were forfeited and up to an additional 36,739,235 OQI Sask Exchangeable Shares may be exchanged for shares of our common stock.

Each holder of record of shares of our common stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. Cumulative voting in the election of directors is not authorized by the Articles of Incorporation.

Holders of outstanding shares of our common stock are entitled to those dividends declared by the Board of Directors out of legally available funds, and, in the event of our liquidation, dissolution or winding up of our affairs, holders are entitled to receive ratably our net assets available to the shareholders. Holders of our outstanding common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of our common stock are, and all unissued shares of our common stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of our common stock may be issued in the future, the relative interests of the then existing shareholders may be diluted.

We have never declared or paid any dividends or distributions on our common stock. We anticipate that for the foreseeable future all earnings will be retained for use in our business and no cash dividends will be paid to shareholders. Any payment of cash dividends in the future on our common stock will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant.

Preferred Stock

Our Board of Directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series, any or all of the authorized but unissued shares of our preferred stock with such dividend, redemption, conversion and exchange provisions as may be provided by the Board of Directors with regard to such particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of our common stock. The rights of the holders of our common stock will be subject to and may be adversely affected by the rights of the holders of any of our preferred stock that may be issued in the future. Issuance of a new series of preferred stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring our outstanding shares of common stock and make removal of the Board of Directors more difficult.

Our Board of Directors adopted a shareholders rights plan in March 2006 and reserved 250,000 shares of Series A Junior Participating Preferred Stock. At the Company’s annual shareholders meeting held on October 30, 2006, the shareholders adopted the shareholders rights plan. This shareholders rights plan could have the effect of discouraging, delaying or preventing an acquisition.

In addition, the Company has designated one preferred share as Series B Preferred Stock (the “Series B Preferred Share”), which is held by Computershare Trust Company of Canada (“CTC”). The one Series B Preferred Share represents a number of votes equal to the total outstanding Exchangeable Shares on the applicable record date for the vote submitted to the Company’s shareholders. The Exchangeable Shares were issued by OQI Sask as part of the reorganization, and are exchangeable at any time on a one-for-one basis, at the option of the holder, for shares of the Company’s common stock. An Exchangeable Share of OQI Sask provides a holder with economic terms and voting rights which are, as nearly as practicable, effectively equivalent to those of a share of the Company’s common stock. CTC will vote the one Series B Preferred Share as indicated by the individual holders of Exchangeable Shares of OQI Sask.

DESCRIPTION OF WARRANTS AND UNITS

In December 2007, we issued warrants that entitle the purchaser to purchase one share of common stock for a price of US$6.75 at any time on or prior to December 5, 2009, and in May 2009, we issued warrants that entitle the purchaser to purchase one share of common stock for a price of US$1.10 at any time on or prior to May 12, 2011.

We may in the future issue additional warrants to purchase our common stock. Warrants may be issued independently or together with shares of our common stock, and sold as units, and may be attached to or separate from the securities. The warrants will be issued under warrant agreements as detailed in the prospectus supplement relating to warrants being offered. The applicable prospectus supplement will describe the material terms of the warrants.

We may issue units consisting of shares of common stock and warrants. The shares and warrants may be attached to or separate from each other, even though sold as a unit. The applicable prospectus supplement will describe the material terms of the units.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

From time to time, subscription receipts may be offered and sold under this prospectus. Subscription receipts may be offered separately or together with shares of our common stock. The subscription receipts will be issued under a subscription receipt agreement.

The applicable prospectus supplement will include details of the subscription receipt agreement covering the subscription receipts being offered. The following sets forth certain general terms and provisions of the subscription receipts offered under this prospectus. The specific terms of the subscription receipts, and the extent to which the general terms described in this section apply to those subscription receipts, will be set forth in the applicable prospectus supplement.

The particular terms of each issue of subscription receipts will be described in the related prospectus supplement. This description will include, where applicable:

•	the number of subscription receipts;
•	the price at which the subscription receipts will be offered;
•	the procedure for the exchange of the subscription receipts into shares of our common stock;
•	the number of shares of common stock that may be exchanged upon exercise of each subscription receipt;
•	the designation and terms of any other securities with which the subscription receipts will be offered, if any, and the number of subscription receipts that will be offered with each security;
•	terms applicable to the gross proceeds from the sale of the subscription receipts plus any interest earned thereon;
•	material tax consequences of owning the subscription receipts; and
•	any other material terms and conditions of the subscription receipts.

 LEGAL MATTERS

Certain legal matters relating to the validity of the common stock, the warrants, the units and the subscription receipts to be offered in this prospectus will be passed upon by Burns Figa & Will, P.C., Greenwood Village, Colorado.

EXPERTS

The consolidated financial statements of Oilsands Quest Inc. as of April 30, 2009 and 2008, and for each of the years in the two-year period ended April 30, 2009 and for the period from inception on April 3, 1998 to April 30, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2009 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of April 30, 2009, expresses an opinion that Oilsands Quest Inc. did not maintain effective internal control over financial reporting as of April 30, 2009 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the Oilsands Quest Inc. not maintaining effective processes and controls over the accounting for and reporting of complex and non-routine transactions.

The consolidated financial statements for the fiscal year ended April 30, 2007, incorporated in this prospectus by reference, have been so incorporated in reliance on the report of Pannell Kerr Forster, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

COMMON STOCK
WARRANTS
UNITS
SUBSCRIPTION RECEIPTS

Prospectus dated ______________, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered hereby:

SEC Registration Fee	$33,318.67	(1)
Legal Fees and Expenses	50,000	*
Accounting Fees and Expenses	50,000	*
Printing Expenses	25,000	*
Miscellaneous	5,000	*

TOTAL	163,318.67	*

(1)
In accordance with Rule 457(p), the full amount of the registration fee is offset by the registration fees previously paid by the registrant with respect to securities of the registrant that were previously registered but not issued.

*	Estimated.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended, provide that to the fullest extent permitted by Colorado law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders’ right (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

In addition to our Articles of Incorporation, the Company entered into indemnity agreements with our officers and directors. The agreements are contractual supplements to the corporate indemnity provisions of the Company’s Articles of Incorporation. The material terms and conditions of the agreement are: (a) the Company shall indemnify and advance expenses to the indemnitee against claims if the indemnitee acted honestly and in good faith with a view to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable grounds to believe the indemnitee’s conduct was unlawful; (b) a description of how the Company will determine if indemnification is appropriate including the procedure for obtaining indemnification; (c) the procedure to authorize advancing expenses; (d) the indemnitee’s rights under the indemnity agreement will survive any merger or other consolidation; and (e) the indemnitee will be entitled to attorney’s fees and disbursements incurred in any suit against the Company for breach of the agreement, if the indemnitee prevails in whole or in part in such a suit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15.       RECENT SALES OF UNREGISTERED SECURITIES

On May 8, 2006, the Company issued (i) 267,432 shares of common stock to investors pursuant to the conversion of convertible notes; and (ii) 574,345 shares of common stock to investors pursuant to the exercise of warrants. The common stock was issued in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act of 1933 (the “Securities Act”).

On May 23, 2006, the Company issued (i) 14,895 shares of common stock pursuant to the conversion of convertible notes at $0.40 per share; and (ii) 13,980 shares of common stock pursuant to the exercise of warrants at $0.55 per share. The common stock was issued in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act.

On May 29, 2006, the Company issued (i) 6,992 shares of common stock pursuant to the conversion of convertible notes at $0.55 per share; and (ii) 19,114 shares of common stock pursuant to the exercise of warrants at $1.30 per share. The common stock was issued in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act.

On July 6, 2006, the Company issued 5,668,100 shares of common stock (the “July 2006 Flow-Through Shares”) at a price of $6.60 Cdn per share for gross proceeds of $37,409,460 Cdn.  In connection with this offering, the Company paid an aggregate of $2,057,520 Cdn in fees to a syndicate of agents.  The July 2006 Flow-Through Shares were sold to investors in Canada pursuant to Regulation S under the Securities Act.

On August 14, 2006, the Company issued 3,900,000 shares of common stock at a price of $3.80 per share for gross proceeds of $14,820,000. No commissions were paid in connection with this offering. The common stock was sold to Non-U.S. persons pursuant to Regulation S under the Securities Act.

On August 16, 2006, the Company issued 250,000 shares of its common stock at a price of $3.80 per share for total gross proceeds of $950,000. The common stock was sold to non-U.S. persons pursuant to Regulation S under the Securities Act.

On October 11, 2006, the Company issued 5,530,494 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On November 30, 2006, the Company issued 4,300,315 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

From December 15, 2006 to January 1, 2007, the Company issued (i) 200,000 shares of common stock at $1.50 per share and (ii) 300,000 shares of common stock at $1.70 per share to consultants pursuant to the exercise of stock options.  The common stock was issued in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act.

From January 9, 2007 to February 16, 2007, the Company issued an aggregate of 644,459 shares of common stock to investors pursuant to the exercise of warrants as follows: (i) 96,143 shares of common stock at $0.55 per share; (ii) 64,150 shares of common stock at $1.75 per share; and (iii) 484,166 shares of common stock at $2.00 per share.  The common stock was issued in reliance on the exemption from registration contained in Sections 4(2) and 3(a)(9) of the Securities Act.

On January 10, 2007, the Company issued 205,750 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On January 15, 2007, the Company issued 1,111,050 shares of common stock to a former director upon the exercise of options to acquire exchangeable shares issued by our subsidiary and then their subsequent exchange into shares of the Company’s common stock. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On January 15, 2007, the Company issued 82,300 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On January 19, 2007, the Company issued 6,995,500 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On January 26, 2007, the Company issued 1,716,098 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On January 31, 2007, the Company issued 205,750 shares of common stock to a former director upon the exercise of options to acquire exchangeable shares issued by our subsidiary and then their subsequent exchange into shares of the Company’s common stock. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On February 8, 2007, the Company issued 1,712,460 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On February 12, 2007, the Company issued 347,430 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On March 6, 2007, the Company issued 3,097,534 shares of common stock (the “March 6, 2007 Flow-Through Shares”) at a price of $4.82 per share for gross proceeds of $14,930,114. In connection with this offering, the Company paid an aggregate of $746,506 in fees to the underwriters.  The March 2007 Flow-Through Shares were sold to investors in Canada pursuant to Regulation S under the Securities Act.

On March 9, 2007, the Company issued 58,300 shares of common stock (the “March 9, 2007 Flow-Through Shares”) at a price of $4.82 per share for gross proceeds of $281,006. In connection with this Offering, the Company paid an aggregate of Cdn. $16,440 in fees to a syndicate of underwriters. The March 9, 2007 Flow-Through Shares were sold to investors in Canada pursuant to Regulation S under the Securities Act.

On March 9, 2007, the Company issued 199,200 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On March 12, 2007, the Company issued 205,750 shares of common stock to a former director upon the exercise of options to acquire exchangeable shares issued by our subsidiary and then their subsequent exchange into shares of the Company’s common stock. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On March 13, 2007, the Company issued 482,278 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On March 16, 2007, the Company issued 1,000 shares of common stock to an investor pursuant to the exercise of warrants exercisable at $1.75 per share. The common stock was issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On March 21, 2007, the Company issued 2,781,329 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On March 27, 2007, the Company issued 25,000 shares of common stock to investors pursuant to the exercise of warrants exercisable at $2.00 per share for 5,000 shares and $1.75 per share for 20,000 shares. The common stock was issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On March 28, 2007, the Company issued 489,274 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On April 2, 2007, the Company issued 102,875 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On April 16, 2007, the Company issued 164,600 shares of common stock to a former director upon the exercise of options to acquire exchangeable shares issued by our subsidiary and then their subsequent exchange into shares of the Company’s common stock. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On April 18, 2007, the Company issued 10,000 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On April 26, 2007, the Company issued 823,000 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On April 30, 2007, the Company issued 771,562 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On May 1, 2007, the Company issued 1,211,050 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On May 3, 2007, the Company issued 13,900,000 shares of common stock at a price of $2.75 per share for gross proceeds of $38,225,000. In connection with this offering, the Company paid an aggregate of $2,197,938 in fees to the agents.  The common stock was sold to investors in Canada pursuant to Regulation S and to accredited investors pursuant to Regulation D under the Securities Act

On May 3, 2007, the Company issued  2,164,166 shares of common stock (the “May 2007 Flow-Through Shares”) at a price of Cdn. $3.85 per share for gross proceeds of Cdn. $8,332,039. In connection with the this offering, the Company received an additional payment of Cdn. $3,873,857 from the underwriters. The Company paid an aggregate of $610,295 in fees to the underwriters. The May 2007 Flow-Through Shares were sold to investors in Canada pursuant to Regulation S under the Securities Act.

On May 7, 2007, the Company issued 46,850 shares of common stock to an investor pursuant to the exercise of warrants exercisable at $1.75 per share. The common stock was issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On May 22, 2007, the Company issued 20,575 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On May 22, 2007, the Company issued 148,140 shares of common stock to a former director upon the exercise of options to acquire exchangeable shares issued by our subsidiary and then their subsequent exchange into shares of the Company’s common stock. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On June 1, 2007, the Company issued 200,000 shares of common stock to an investor pursuant to the exercise of warrants exercisable at $2.00 per share. The common stock was issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On June 11, 2007, the Company issued 1,398,928 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On July 31, 2007, the Company issued 9,876 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On July 31, 2007, the Company issued 24,700 shares of common stock to investors upon the exercise of warrants. The shares were issued in reliance on the exemption from registration contained in Section 4(2) and Rule 506 of Regulation D of the Securities Act.

On August 1, 2007, the Company issued 125,000 shares of common stock to investors upon the exercise of warrants. The shares were issued in reliance on the exemption from registration contained in Section 4(2) and Rule 506 of Regulation D of the Securities Act.

On August 13, 2007, the Company issued 222,210 shares of common stock to a former director upon the exercise of options to acquire exchangeable shares issued by our subsidiary and then their subsequent exchange into shares of the Company’s common stock. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On August 17, 2007, the Company issued 107,500 shares of common stock to investors upon the exercise of warrants. The shares were issued in reliance on the exemption from registration contained in Section 4(2) and Rule 506 of Regulation D of the Securities Act.

On August 21, 2007, the Company issued 82,300 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On August 27, 2007, the Company issued 716,500 shares of common stock to investors upon the exercise of warrants. The shares were issued in reliance on the exemption from registration contained in Section 4(2) and Rule 506 of Regulation D of the Securities Act.

On August 28, 2007, the Company issued 30,000 shares of common stock to investors upon the exercise of warrants. The shares were issued in reliance on the exemption from registration contained in Section 4(2) and Rule 506 of Regulation D of the Securities Act.

On August 29, 2007, the Company issued 100,000 shares of common stock to investors upon the exercise of warrants. The shares were issued in reliance on the exemption from registration contained in Section 4(2) and Rule 506 of Regulation D of the Securities Act.

On August 31, 2007, the Company issued 1,346,144 shares of common stock to investors upon the exercise of warrants. The shares were issued in reliance on the exemption from registration contained in Section 4(2) and Rule 506 of Regulation D of the Securities Act.

On August 31, 2007, the Company issued 62,500 shares of common stock to investors upon the exercise of warrants. The shares were issued in reliance on the exemption from registration contained in Section 4(2) and Rule 506 of Regulation D of the Securities Act. No commissions or other remuneration were paid for these issuances.

On September 17, 2007, the Company issued 1,646,000 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On September 21, 2007, the Company issued an aggregate of 750,000 shares of common stock, with 250,000 shares being issued as partial consideration for the acquisition of the rights of a joint venture partner, and 500,000 shares being issued as partial consideration for the acquisition of a royalty. The shares were issued in reliance on the exemption from registration contained in Section 4(2) and Rule 506 of Regulation D of the Securities Act. No commissions or other remuneration were paid for this issuance.

On September 19, 2007, the Company issued 8,740 shares of common stock to investors upon the exercise of warrants. The shares were issued in reliance on the exemption from registration contained in Section 4(2) and Rule 506 of Regulation D of the Securities Act.

On October 17, 2007, the Company issued 250,000 shares of common stock to an investor upon the exercise of warrants. The shares were issued in reliance on the exemption from registration contained in Section 4(2) and Rule 506 of Regulation D of the Securities Act.

On October 25, 2007, the Company issued 750,000 shares of common stock to investors upon the exercise of warrants. The shares were issued in reliance on the exemption from registration contained in Section 4(2) and Rule 506 of Regulation D of the Securities Act.

On November 5, 2007, the Company issued 20,575 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On November 7, 2007, the Company issued 62,500 shares of common stock to an investor upon the exercise of warrants. The shares were issued in reliance on the exemption from registration contained in Section 4(2) and Rule 506 of Regulation D of the Securities Act. No commissions or other remuneration were paid for this issuance.

On November 21, 2007, the Company issued 42,500 shares of common stock to investors upon the exercise of warrants. The shares were issued in reliance on the exemption from registration contained in Section 4(2) and Rule 506 of Regulation D of the Securities Act. No commissions or other remuneration were paid for these issuances.

On November 21, 2007, the Company issued 123,450 shares of common stock to a former director upon the exercise of options to acquire exchangeable shares issued by our subsidiary and then their subsequent exchange into shares of the Company’s common stock. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On December 10, 2007, the Company issued 4,356,666 shares of common stock to investors upon the exercise of warrants. The shares were issued in reliance on the exemption from registration contained in Section 4(2) and Rule 506 of Regulation D of the Securities Act.

On December 12, 2007, the Company issued 626,416 shares of common stock to investors upon the exercise of warrants. The shares were issued in reliance on the exemption from registration contained in Section 4(2) and Rule 506 of Regulation D of the Securities Act.

On December 18, 2007, the Company issued 411,500 shares of common stock to a director upon the exercise of options to acquire exchangeable shares issued by our subsidiary and then their subsequent exchange into shares of the Company’s common stock. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On December 20, 2007, the Company issued 205,750 shares of common stock to a director upon the exercise of options to acquire exchangeable shares issued by our subsidiary and then their subsequent exchange into shares of the Company’s common stock. These shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On December 21, 2007, the Company issued 410,000 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On January 9, 2008, the Company issued 10,000 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On January 25, 2008, the Company issued 129,200 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On February 6, 2008, the Company issued 6,000 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On March 6, 2008, the Company issued 720,545 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On April 7, 2008, the Company issued 41,150 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On May 23, 2008, the Company issued 12,976,761 shares of common stock at a price of $4.20 per share for gross proceeds of $54,502,396.  The shares were pursuant to non-U.S. persons pursuant to Regulation S of the Securities Act. The Company paid an aggregate of $1,225,120 in fees to the underwriters.

On June 11, 2008, the Company issued 5,750 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On June 16, 2008, the Company issued 82,300 shares of common stock to a former director upon the exercise of options to acquire exchangeable shares issued by our subsidiary and then their subsequent exchange into shares of the Company’s common stock. These shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On June 17, 2008, the Company issued an aggregate of 640,000 shares of common stock as partial consideration for the acquisition of the interests of the remaining external joint venture partners related to our Eagles Nest Oil Sands Lease. The common stock was issued to non-U.S. persons pursuant to Regulation S under the Securities Act.

On July 2, 2008, the Company issued 123,450 shares of common stock to a former director upon the exercise of options to acquire exchangeable shares issued by our subsidiary and then their subsequent exchange into shares of the Company’s common stock. These shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On July 2, 2008, the Company issued 238,050 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On July 3, 2008, the Company issued 329,200 shares of common stock to directors upon the exercise of options to acquire exchangeable shares issued by our subsidiary and then their subsequent exchange into shares of the Company’s common stock. These shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On July 7, 2008 the Company issued 329,200 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On July 15, 2008, the Company issued 82,300 shares of common stock to a director upon the exercise of options to acquire exchangeable shares issued by our subsidiary and then their subsequent exchange into shares of the Company’s common stock. These shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On September 19, 2008, the Company issued 411,500 shares of common stock to an officer upon the exercise of options to acquire exchangeable shares issued by our subsidiary and then their subsequent exchange into shares of the Company’s common stock. These shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On October 3, 2008, the Company issued 6,008,156 shares of common stock on a flow-through basis (the “October 2008 Flow-Through Shares”) at a price of CDN$3.675 per share for aggregate gross proceeds of CDN$22.1 million.  The common stock was sold to non-U.S. persons pursuant to Regulation S under the Securities Act.

Additionally, on October 3, 2008, the Company issued 4,800,000 shares of  common stock on a flow-through basis to investors at a price of CDN$3.675 per share for total gross proceeds to the Company of CDN$17.6 million. In connection with this offering, the Company paid an aggregate of CDN$970,200 in fees to the underwriters.  The common stock was sold to non-U.S. persons pursuant to Regulation S under the Securities Act.

On October 3, 2008, the Company issued 108,019 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On December 11, 2008, the Company issued 128,805 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On January 4, 2009, the Company issued 164,600 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On March 16, 2009, the Company issued 1,234,500 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

On August 19, 2009, the Company issued 705,000 shares of common stock in exchange for the same number of OQI Sask Exchangeable Shares. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

ITEM 16.	EXHIBITS

Exhibit	Description

1.1*	Form of Underwriting Agreement.

3.1	Articles of Incorporation.(1),(4),(6),(11), (16)

3.2	Bylaws.(17)

4.1	2005b Stock Option Plan.(2)

4.2	2006 Stock Option Plan.(13)

4.3	Rights Agreement, dated as of March 9, 2006, between the Company and Computershare Investor Services, Inc., as Rights Agent.(5)

4.4	Warrant indenture between Oilsands Quest Inc. and Computershare Trust Company of Canada dated December 5, 2007.(14)

4.5	Form of Warrant, dated December 12, 2005.(3)

4.6	Warrant Indenture dated May 12, 2009.(21)

4.7*	Form of Warrant Indenture and Form of Warrant Certificate.

4.8*	Form of Subscription Receipt Agreement.

5.1†	Opinion of Burns Figa & Will, P.C.

10.1	Financing Agreement with Oilsands Quest Sask, Inc., November 25, 2005.(3)

10.2	Subscription Agreement with Dynamic Power Hedge Fund, dated December 12, 2005.(3)

10.3	Executive Employment Agreement (Amended and Restated) with T. Murray Wilson, dated September 22, 2006 and as amended effective August 1, 2007.(13)

10.4	Reorganization Agreement, dated June 9, 2006.(7)

10.5	Voting Exchange and Trust Agreement dated August 14, 2006.(8)

10.6	Exchangeable Share Provisions.(8)

10.7	Support Agreement dated August 14, 2006.(8)

10.8	Executive Employment Agreement with Christopher Hopkins dated August 14, 2006.(8)

10.9	Executive Employment Agreement with Erdal Yildirim, dated October 10, 2006.(10)

10.10	Form of Indemnity Agreement.(9)

10.11	Subscription Agreement for Flow-Through Shares, dated March 6, 2007.(13)

10.12	Amending Agreement to Subscription Agreement for Flow-Through Shares, dated May 3, 2007.(13)

10.13	Subscription Agreement between the Company and Subscribers, dated May 3, 2007.(13)

10.14	Underwriting Agreement.(15)

10.15	Consulting Services Agreement with Karim Hirji.(18)

10.16	Executive Employment Agreement with Garth Wong.(19)

10.17	Agency Agreement dated April 30, 2009.(20)

21.1	Subsidiaries of the Registrant.(13)

23.1†	Consent of Pannell Kerr Forster, Independent Registered Public Accounting Firm.

23.2†	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Burns Figa & Will, P.C. (included in Exhibit 5.1).

23.4	Power of Attorney (including on the signature page)

____________

†	Filed herewith.
*	To be filed by amendment.
(1)	Incorporated by reference from Form 10-SB, filed October 14, 1999; and Form 8-K, filed November 29, 2004.
(2)	Incorporated by reference from Form SB-2 dated December 29, 2005.
(3)	Incorporated by reference from Form 10-QSB dated March 22, 2006.
(4)	Incorporated by reference from Form 10-QSB dated December 14, 2005.
(5)	Incorporated by reference from Form 8-A dated March 13, 2006.
(6)	Incorporated by reference from Form 8-K dated March 13, 2006.
(7)	Incorporated by reference from Form 8-K dated June 14, 2006.
(8)	Incorporated by reference from Form 8-K dated August 17, 2006.
(9)	Incorporated by reference herein from Form 10-QSB filed March 15, 2007
(10)	Incorporated by reference herein from Form 8-K dated October 12, 2006.
(11)	Incorporated by reference herein from Form 10-QSB filed December 15, 2006.
(12)	Incorporated by reference herein from Form 8-K filed August 21, 2006.
(13)	Incorporated by reference herein from Form 10-KSB filed July 30, 2007.
(14)	Incorporated by reference herein from Form 8-K filed December 5, 2007.
(15)	Incorporated by reference herein from Form 10-K filed November 23, 2007.
(16)	Incorporated by reference herein from Form 8-K filed October 21, 2008.
(17)	Incorporated by reference herein from 10-K filed June 21, 2008.
(18)	Incorporated by reference herein from 10-Q filed March 12, 2009.
(19)	Incorporated by reference herein from Form 10-K filed July 30, 2009.
(20)	Incorporated by reference herein from Form 8-K filed May 1, 2009.
(21)	Incorporated by reference herein from Form 8-A filed May 12, 2009.

ITEM 17.	UNDERTAKINGS

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or  in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered  to offer or sell such securities to such purchaser:

(i)              Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(c)           The undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Calgary, Alberta, Canada on September 18, 2009.

OILSANDS QUEST INC.
By:	/s/ T. Murray Wilson
T. Murray Wilson, Executive Chairman

By:	/s/ Christopher H. Hopkins
Christopher H. Hopkins, President and ChiefExecutive Officer

By:	/s/ Garth Wong
Garth Wong, ChiefFinancial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Murray Wilson, Christopher H. Hopkins, Garth Wong, or either of them, as true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and Registration Statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ T. Murray Wilson	Executive Chairman and	September 18, 2009
T. Murray Wilson	Director

/s/ Christopher H. Hopkins	President and Chief Executive	September 18, 2009
Christopher H. Hopkins	Officer and Director (Principal Executive Officer)

/s/ Garth Wong	Chief Financial Officer	September 18, 2009
Garth Wong	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ronald Blakely	Director	September 18, 2009
Ronald Blakely

/s/ Brian F. MacNeill	Director	September 18, 2009
Brian F. MacNeill

/s/ Thomas Milne	Director	September 18, 2009
Thomas Milne

/s/ Ronald Philips	Director	September 18, 2009
Ronald Phillips

/s/ John Read	Director	September 18, 2009
John Read

/s/ Gordon Tallman	Director	September 18, 2009
Gordon Tallman

/s/ William Scott Thompson	Director	September 18, 2009
William Scott Thompson

/s/ Pamela Wallin	Director	September 18, 2009
Pamela Wallin

EXHIBIT INDEX

Exhibit	Description

1.1*	Form of Underwriting Agreement.

3.1	Articles of Incorporation.(1),(4),(6),(11), (16)

3.2	Bylaws.(17)

4.1	2005b Stock Option Plan.(2)

4.2	2006 Stock Option Plan.(13)

4.3	Rights Agreement, dated as of March 9, 2006, between the Company and Computershare Investor Services, Inc., as Rights Agent.(5)

4.4	Warrant indenture between Oilsands Quest Inc. and Computershare Trust Company of Canada dated December 5, 2007.(14)

4.5	Form of Warrant, dated December 12, 2005.(3)

4.6	Warrant Indenture dated May 12, 2009.(21)

4.7*	Form of Warrant Indenture and Form of Warrant Certificate.

4.8*	Form of Subscription Receipt Agreement.

5.1†	Opinion of Burns Figa & Will, P.C.

10.1	Financing Agreement with Oilsands Quest Sask, Inc., November 25, 2005.(3)

10.2	Subscription Agreement with Dynamic Power Hedge Fund, dated December 12, 2005.(3)

10.3	Executive Employment Agreement (Amended and Restated) with T. Murray Wilson, dated September 22, 2006 and as amended effective August 1, 2007.(13)

10.4	Reorganization Agreement, dated June 9, 2006.(7)

10.5	Voting Exchange and Trust Agreement dated August 14, 2006.(8)

10.6	Exchangeable Share Provisions.(8)

10.7	Support Agreement dated August 14, 2006.(8)

10.8	Executive Employment Agreement with Christopher Hopkins dated August 14, 2006.(8)

10.9	Executive Employment Agreement with Erdal Yildirim, dated October 10, 2006.(10)

10.10	Form of Indemnity Agreement.(9)

10.11	Subscription Agreement for Flow-Through Shares, dated March 6, 2007.(13)

10.12	Amending Agreement to Subscription Agreement for Flow-Through Shares, dated May 3, 2007.(13)

10.13	Subscription Agreement between the Company and Subscribers, dated May 3, 2007.(13)

10.14	Underwriting Agreement.(15)

10.15	Consulting Services Agreement with Karim Hirji.(18)

10.16	Executive Employment Agreement with Garth Wong.(19)

10.17	Agency Agreement dated April 30, 2009.(20)

21.1	Subsidiaries of the Registrant.(13)

23.1†	Consent of Pannell Kerr Forster, Independent Registered Public Accounting Firm.

23.2†	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Burns Figa & Will, P.C. (included in Exhibit 5.1).

23.4	Power of Attorney (including on the signature page)

____________

†	Filed herewith.
*	To be filed by amendment.
(1)	Incorporated by reference from Form 10-SB, filed October 14, 1999; and Form 8-K, filed November 29, 2004.
(2)	Incorporated by reference from Form SB-2 dated December 29, 2005.
(3)	Incorporated by reference from Form 10-QSB dated March 22, 2006.
(4)	Incorporated by reference from Form 10-QSB dated December 14, 2005.
(5)	Incorporated by reference from Form 8-A dated March 13, 2006.
(6)	Incorporated by reference from Form 8-K dated March 13, 2006.
(7)	Incorporated by reference from Form 8-K dated June 14, 2006.
(8)	Incorporated by reference from Form 8-K dated August 17, 2006.
(9)	Incorporated by reference herein from Form 10-QSB filed March 15, 2007
(10)	Incorporated by reference herein from Form 8-K dated October 12, 2006.
(11)	Incorporated by reference herein from Form 10-QSB filed December 15, 2006.
(12)	Incorporated by reference herein from Form 8-K filed August 21, 2006.
(13)	Incorporated by reference herein from Form 10-KSB filed July 30, 2007.
(14)	Incorporated by reference herein from Form 8-K filed December 5, 2007.
(15)	Incorporated by reference herein from Form 10-K filed November 23, 2007.
(16)	Incorporated by reference herein from Form 8-K filed October 21, 2008.
(17)	Incorporated by reference herein from 10-K filed June 21, 2008.
(18)	Incorporated by reference herein from 10-Q filed March 12, 2009.
(19)	Incorporated by reference herein from Form 10-K filed July 30, 2009.
(20)	Incorporated by reference herein from Form 8-K filed May 1, 2009.
(21)	Incorporated by reference herein from Form 8-A filed May 12, 2009.